Exhibit 99.1
LIMITED LIABILITY COMPANY AGREEMENT
OF
SSPF/CET OPERATING COMPANY LLC
_________ ___, 2007
THE LIMITED LIABILITY COMPANY MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE DELAWARE SECURITIES ACT, OR OTHER SIMILAR FEDERAL OR STATE STATUTES OR AGENCIES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY MEMBERSHIP UNIT IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT AND OTHER APPLICABLE FEDERAL OR STATE STATUTES. BY ACQUIRING THE LIMITED LIABILITY COMPANY MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL, ASSIGN, TRANSFER, EXCHANGE, MORTGAGE, RELEASE OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY MEMBERSHIP UNITS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT.

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SCHEDULE A MEMBERS AND CAPITAL CONTRIBUTIONS
SCHEDULE B – PROPERTY PORTFOLIO
SCHEDULE C REPORTING REQUIREMENTS
SCHEDULE D MAJOR DECISIONS
SCHEDULE E PROPERTIES CONTRIBUTED BY HOLDING COMPANY
EXHIBIT A FAIR MARKET VALUE DETERMINATION
EXHIBIT B GUARANTEE

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LIMITED LIABILITY COMPANY AGREEMENT
OF
SSPF/CET OPERATING COMPANY LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made as of _________ ___, 2007, by and among CET ACQUISITION COMPANY LLC, a Delaware limited liability company, having an office c/o J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167 (“Holding Company”), and the Persons who become signatories hereto and who are identified from time to time on Schedule A hereto as Members, pursuant to the provisions of the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (“Delaware Act”). Capitalized terms used herein are defined in Section 1.5 below or as elsewhere provided herein.
     WHEREAS, SSPF/CET OPERATING COMPANY LLC (the “Company”) was formed by the filing of the Certificate (as hereinafter defined) on October 11, 2006.
     WHEREAS, the Members desire to adopt this Agreement in accordance with the Delaware Act.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Holding Company and the other Members do hereby mutually covenant and agree as follows:
ARTICLE I
ORGANIZATION
     SECTION 1.1. Formation and Continuation.
     (a) The Company was formed under and pursuant to the provisions of the Delaware Act and on the terms and conditions set forth in the Certificate as filed with the Secretary of State of the State of Delaware. The rights and liabilities of all Members shall be as provided under the Delaware Act, the Certificate and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Delaware Act in the event of any inconsistency or contradiction between them. The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Delaware Act.
     (b) In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Company shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect:
     (i) any change in the Company name; or

     (ii) any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.
     (c) Each necessary Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or such other states as the Board of Managers shall determine in connection with the formation of the Company and the commencement and carrying on of its business. The Board of Managers shall be an authorized person of the Company for purposes of any filings under the Delaware Act and shall be authorized to execute and deliver on behalf of the Company any of the foregoing certificates.
     SECTION 1.2. Name and Office. The name of the Company shall be “SSPF/CET OPERATING COMPANY LLC”. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. The principal place of business and office of the Company shall be located at 1750 H Street, NW, Suite 500, Washington, DC 20006 or at such other place or places as the Board of Managers may from time to time designate. The Company may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Board of Managers. The registered agent of the Company within the State of Delaware is Corporation Service Company and the registered office of the Company within the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808.
     SECTION 1.3. Purpose. The purpose of the Company is to operate as a VCOC and in furtherance thereof to (a) own, directly or indirectly, equity interests in the Subsidiary Entities, including without limitation, New Deal LLC, (b) own, directly or indirectly, the Property Portfolio and in connection therewith to (A) act and perform as a partner or member of each Subsidiary Entity and (B) directly or indirectly, develop, redevelop, construct, improve, alter, finance, own, operate, lease, manage, dispose of and otherwise deal with the Property Portfolio and Company Assets, (c) engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Act, including, without limitation, acquiring and owning the membership interests of the Subsidiary Entities, and (d) take all actions necessary, appropriate, advisable, incidental or convenient to carry out the foregoing. In no event, however, shall the Company purchase or own any New Investments, it being agreed that all New Investments will be purchased and owned by New Deal LLC.
     SECTION 1.4. Term. The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until December 31, 2056, unless sooner terminated pursuant to the provisions hereof. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Delaware Act.

     SECTION 1.5. Defined Terms. The following terms shall have the following meanings when used herein:
     “Accountant” - As defined in Section 7.4.
     “Acquisition Loan” – As defined in Section 2.5(b).
     “Additional Capital Contribution” - As defined in Section 3.1(a).
     “Additional Contribution Amount” – As defined in Section 3.1(a).
     “Adjusted Capital Account” - With respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the adjustments set forth herein and the following adjustments:
     (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.
     “Affiliate” - Means with respect to any Person, any other Person directly or indirectly controlled by, controlling or under direct or indirect common control with the Person in question, or such Person who owns, directly or indirectly, twenty percent (20%) or more of the equity interest of the other Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
     “Agreement” - As defined in the Preamble.
     “Applicable Purchase Price” – As defined in Section 8.5(a).
     “Bankruptcy Event” - Means, with respect to any Person, the occurrence of any of the following events: (i) the making by it of an assignment for the benefit of its creditors, (ii) the filing by it of a voluntary petition in bankruptcy, (iii) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within sixty (60) days, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within ninety (90) days, (iv) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iv), (vi) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, or (vii) ninety (90) days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been stayed or dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.
     “Board of Managers” - As defined in Section 6.2.
     “Budget” – As defined in Section 6.10(b).
     “Business Day” - Any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York are not open for business.
     “Buy Option” – As defined in Section 8.5(b).
     “Buy-Sell Deposit” – Means an amount equal to ten percent (10%) of the Applicable Purchase Price.
     “Buy-Sell Notice” – As defined in Section 8.5(a).
     “Capital Account” - The Capital Account maintained for each Member pursuant to Section 3.4 as the same may be credited or debited in accordance with the terms hereof.
     “Capital Contribution” - With respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company (net of any liabilities secured by such property or to which such property is otherwise subject), in connection with the issuance of Membership Units or otherwise including any Initial Capital Contribution and Additional Capital Contribution.
     “Capital Transaction” - Means any of the following: (a) a Transfer of all or a portion of any Company Asset other than tangible personal property that is not Transferred in connection with the Transfer of real property or a leasehold interest in real property and is otherwise Transferred in the ordinary course of business; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Company Asset; (c) any financing or refinancing of any Company Asset; (d) the receipt of proceeds due to any fire or other casualty to the Company Assets or any other Company Asset; and (e) any other transaction involving Company Assets, the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.
     “Certificate” - The Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware, pursuant to Section 18-201 of the Delaware Act, as the same may be amended and restated.

     “CET” – Means Columbia Equity Trust, Inc., a Maryland corporation.
     “CET Common Member” — Means each Common Member other than Holding Company.
     “CET Common Units” – Means the Common Units owned by the CET Common Members.
     “Check The Box Regulations” - Means regulations (in temporary or in final form) or other equivalent authority issued by the Internal Revenue Service and all state and local jurisdictions in which the income, assets or operations of the Company are, or may be, subject to income or similar tax, permitting the Company to make an election to be treated as a partnership for U.S. federal, state and, if applicable, local income tax purposes.
     “Code” - The Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.
     “Common Member” – Means a Member holding Common Units.
     “Common Units” – Means, as of any date, the Common Units designated as such in accordance with this Agreement. The number of Common Units held by each Common Member as of any date is set forth on Schedule A (as amended from time to time in accordance with the terms hereof) as in effect on such date.
     “Company” - As defined in the Recitals.
     “Company Assets” - The assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Company and all direct or indirect interests in real property, including all improvements, fixtures, personal property, appurtenances, rights and interests in connection therewith, including without limitation all contract rights and the Company’s goodwill.
     “Company Loans” – As defined in Section 6.19.
     “Company Counsel” - As defined in Section 6.15.
     “Company Minimum Gain” - Means “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(d).
     “Company Optional Redemption Date” – As defined in Section 2.4(a)(ii).
     “Company Optional Redemption Notice” – As defined in Section 2.4(a)(ii).
     “Company Optional Redemption Price” — As defined in Section 2.4(a).
     “Control” - Direct or indirect ownership of not less than fifty percent (50%) of all the voting stock of a corporation or direct or indirect ownership of not less than fifty percent (50%) of the legal and equitable interest in a partnership, limited liability company or other entity, and the ability to direct management, operations or policy decisions of such corporation, partnership, limited liability company or other entity.
     “Covered Persons”- As defined in Section 6.12(a).
     “Delaware Act” - As defined in the Preamble.
     “Depreciation” - For each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Board of Managers.
     “Dividend Date” – As defined in Section 2.3.
     “Effective Date” - The Closing Date, as defined in the Agreement and Plan of Merger dated as of November ___, 2006 by and among the Company, SSPF/CET OP Holding Company LLC, SSPF/CET OP Holding Company Subsidiary L.P., the Partnership and CET.
     “ERISA” - Means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” – Means any reputable, nationally recognized and financially solvent title insurance company designated by the Member purchasing the Common Units.
     “Fair Market Value” – As defined in Exhibit A.
     “Financing Document” - Any loan agreement, security agreement, mortgage, deed of trust, indenture, bond, note, debenture or other instrument or agreement relating to indebtedness of the Company or any Subsidiary Entity for borrowed money.
     “Fiscal Year” - Except as otherwise required by law, the calendar year, except that the first Fiscal Year of the Company shall have commenced on the date of commencement of the Company and end on the next succeeding December 31, and the last Fiscal Year of the Company shall end on the date on which the Company shall terminate and commence on the January 1 immediately preceding such date of termination.
     “GAAP” – As defined in Section 7.2(a).
     “Gross Asset Value” - With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the Board of Managers (as evidenced by this Agreement or an amendment hereto), it being agreed that the value of all the Partnership LP Units contributed to the Company shall be $19.00 per Partnership LP Unit;
     (b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross Fair Market Values, as determined in accordance with Exhibit A, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or for the performance of services; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) the grant by the Company of an interest in the Company as consideration for the provision of services to or for the benefit of the Company to an existing Member acting in a Member capacity, or to a new Member acting in a Member capacity or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Managers determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
     (c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution;
     (d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), clause (f) of the definition of Profits and Losses and Section 5.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Board of Managers determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
     (e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Gross Value Amount” – As defined in Section 8.5(a).
     “Holding Company” - As defined in the Preamble.
     “Initial Capital Contribution” - Means the Capital Contribution made by each Member (or on its behalf) on the Effective Date.
     “Initial Valuation Date” – As defined in Section 6.18.

     “Key Documents” - Means all Financing Documents, partnership agreements, limited liability company agreements or other joint venture agreements to which the Company or any Subsidiary Entity is a party or by which the Company or any Subsidiary Entity is bound, and any material reciprocal easement agreement to which the Company is a party or by which the Company is bound.
     “Liquidation Preference” – Means the sum of $19.00 per Preferred Unit plus an amount equal to any accumulated and unpaid distributions with respect to such Preferred Units, subject to equitable adjustments in the event of unit splits or similar events.
     “Liquidating Trustee” - As defined in Section 10.3(a).
     “Major Decisions” – As defined on Schedule D attached hereto.
     “Management” – Means the former members of management of CET who own Management Common Units.
     “Management Common Units” - Means Common Units owned by the former members of management of CET.
     “Manager” - Means each of the members of the Board of Managers.
     “Member” - Means, at any time, any person or entity admitted and remaining as a member of the Company pursuant to the terms of this Agreement, including Common Members and Preferred Members. As of the date of this Agreement, the Members of the Company are as set forth on Schedule A.
     “Member Nonrecourse Debt” - Means “partner non-recourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” - Means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2) and (3).
     “Member Nonrecourse Deductions” - Means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2). For any Fiscal Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).
     “Member Optional Redemption” - As defined in Section 2.4(b).
     “Member Optional Redemption Date” – As defined in Section 2.4(b).

     “Member Optional Redemption Price” – As defined in Section 2.4(b).
     “Membership Units” – Means the Common Units and the Preferred Units.
     “Monthly Reporting Period” – Means the [26th] day of the previous calendar month through the [25th] day of the current calendar month.
     “MRI” - As defined in Section 7.3(c).
     “Net Cash Flow” - Means, with respect to the Company, with respect to any period, the sum of all money available to the Company at the end of that period for distribution to its Members after (1) payment of all debt service and other expenses (including, without limitation, payments due on or with respect to operating and maintenance expenses, general and administrative expenses, insurance costs, taxes (including, without limitation, the D.C. franchise tax), assessments and other impositions and other expenses paid or required to be paid); (2) satisfaction of the Company’s liabilities as they come due; and (3) establishment of (and contributions to) such reserves as are required under any Financing Documents or additional reasonable reserves as determined by the Board of Managers; provided, however, that Net Cash Flow shall not include Net Proceeds of a Capital Transaction, Capital Contributions, loans or tenant security deposits or earnest money deposits or any interest thereon so long as the Company has a contingent obligation to return the same.
     “Net Expenditures” - Means the Company’s total direct and indirect expenditures incurred in connection with the transaction to purchase the Redemption Property, including without limitation any down payments (until such time as such payments are either refunded or applied), brokers fees, transfer taxes, loan fees (to the extent not deducted from loan proceeds), legal fees of the counsel designated by the Put Member and the reasonable legal fees of the counsel designated by the Company to review the purchase transaction, less any amounts funded by the Put Member and any proceeds from any Acquisition Loans used to purchase the Redemption Property.
     “Net Proceeds of a Capital Transaction” - Means the net cash proceeds (other than insurance proceeds for lost rental incomes) from a Capital Transaction less any portion thereof used to (i) establish (and contribute to) such reserves as are required under any Financing Documents or additional reasonable reserves as determined by the Board of Managers, (ii) repay any debts or other obligations of the Company in connection with such Capital Transaction (iii) restore any Company Assets following a casualty or condemnation, (iv) pay costs reasonably and actually incurred in connection with the Capital Transaction, or (v) pay creditors in the event of a liquidation. “Net Proceeds of a Capital Transaction” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Company in connection with a Capital Transaction.
     “New Deal LLC” – Means SSPF/CET PI LLC, a Delaware limited liability company.
     “New Investments” – Means the development property located at 1701-1707 Duke Street, Alexandria, Virginia, Stafford Commerce Park Buildings presently under option and all income properties and/or development properties acquired by New Deal LLC or any subsidiaries thereof after the Effective Date, including those properties acquired in accordance with the terms of that certain letter agreement dated as of November 5, 2006 between CET and Operating Company.
     “Non-Electing Member” – As defined in Section 3.1(a).
     “Nonrecourse Deductions” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
     “Nonrecourse Liability” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
     “Notices” - As defined in Section 11.2.
     “Offeree” – As defined in Section 8.5(a).
     “Partnership” – Means Columbia Equity, L.P., a Virginia limited partnership.
     “Partnership LP Units” – Means each unit of partnership interest in the Partnership, including those designated as LTIP Units.
     “Person” - Means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
     “Plan Asset Regulations” - As defined in Section 6.18.
     “Preferred Member” – Means a Member holding Preferred Units.
     “Preferred Units” – Means, as of any date, the Preferred Units designated as such in accordance with this Agreement. The number of Preferred Units held by each Preferred Member as of any date is set forth on Schedule A (as amended from time to time in accordance with the terms hereof) as in effect on such date.
     “Profits” and “Losses” - For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section shall be added to such taxable income or loss;
     (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to

Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section, shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to paragraph (b) or (c) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Asset for purposes of computing Profits or Losses;
     (d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;
     (f) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
     (g) Notwithstanding any other provision of this definitional Section, any items which are specially allocated under this Agreement shall not be taken into account in computing Profits or Losses.
     “Property Portfolio” – Means all of the properties listed on Schedule B and Schedule E hereto.
     “Put Members” – As defined in Section 2.4(b).
     “Qualified Organization” - Has the meaning set forth in Section 514(c)(9)(C) of the Code.
     “Redemption Event” – As defined in Section 2.6.
     “Redemption Price” – As defined in Section 2.5(a).
     “Redemption Property” – As defined in Section 2.5(b).

     “Regulations” or “Treasury Regulations” - The Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).
     “Regulatory Allocations” - As defined in Section 5.3(i).
     “Related Party” - As defined in Section 6.16.
     “REOC” – A “real estate operating company” as defined in the Plan Asset Regulations.
     “Representative” – As defined in Exhibit A.
     “Safe Harbor Election” – As defined in Section 7.3(g).
     “Safe Harbor Interests” – As defined in Section 7.3(g).
     “Securities Act” – Means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Sell Option” – As defined in Section 8.5(b).
     “Special Event” – Means the occurrence of any one or more of the following events: (a) the net asset value of SSPF shall fall below $1.25 billion; (b) SSPF changes its investment focus from a value-added strategy to a lower risk strategy; or (c) SSPF shall fail to make (or cause to be made) within two years from the Effective Date at least $80 million of additional capital contributions to the Company which are used to make equity investments in New Investments through New Deal LLC.
     “SSPF” – Means Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A., a trust governed by the laws of New York.
     “SSPF Entity” – Means any Person Controlled by SSPF.
     “Subsidiary Entity” - Means each Person in which the Company has a direct or indirect equity interest.
     “Tax Matters Member” - As defined in Section 7.5.
     “Tax Payments” - As defined in Section 4.4.
     “Transaction Documents” - As defined in Section 11.16(a)(ii).
     “Transfer” - As defined in Section 8.1.
     “UBTI” - Means “unrelated business taxable income” within the meaning of Sections 511-514 of the Code.
     “VCOC” – A “venture capital operating company” as defined in the Plan Asset Regulations.

     “Withdrawal Event” - As defined in Section 8.4.
     “Withdrawn Member” - As defined in Section 8.4.
ARTICLE II
MEMBERS; CAPITAL
     SECTION 2.1. Members.
     (a) The Company shall have two classes of Members, namely Common Members and Preferred Members, it being understood that a Person may be both a Common Member and a Preferred Member. Equity ownership of the Company shall be divided into two classes of Membership Units, which Membership Units shall have the rights and preferences and shall be issued to the Members for the consideration hereinafter set forth.
     (b) Holding Company has made an Initial Capital Contribution to the Company of (i) cash as set forth on Schedule A and in return has received the number of Common Units set forth opposite its name on Schedule A at $19.00 per Common Unit and (ii) the properties set forth on Schedule E attached hereto and in return has received the number of Common Units set forth opposite its name on Schedule A, with the number of Common Units received determined by dividing the aggregate fair market value of the contributed properties by $19.00. The fair market value of each contributed property is set forth on Schedule E.
     (c) Each Common Member other than Holding Company has made an Initial Capital Contribution to the Company of cash and/or the number of Partnership LP Units set forth opposite its name on Schedule A attached hereto and in return has received the number of Common Units set forth opposite its name on Schedule A, with each such Partnership LP Unit being valued at $19.00.
     (d) Each Preferred Member has made an Initial Capital Contribution to the Company of the number of Partnership LP Units set forth opposite its name on Schedule A and in return has received an equal number of Preferred Units set forth opposite its name on Schedule A, with each such Partnership LP Unit being valued at $19.00.
     (e) No Member shall have the right to withdraw any capital from the Company or be repaid its Capital Contribution except as provided in this Agreement.
     (f) The Company shall maintain a record of each Membership Unit held by the Members, which records shall be updated by the Board of Managers from time to time to reflect changes in such information.
     SECTION 2.2. Voting Rights. Each holder of Common Units shall be entitled to one vote per Common Unit. Except as provided by the Delaware Act, holders of Preferred Units shall have no voting rights in respect of their Preferred Units.
     SECTION 2.3. Dividends. The holders of Preferred Units shall be entitled to receive, in preference to the holders of Common Units, cumulative distributions in the nature of dividends (and sometimes called “dividends” herein), which will accrue from and after the date of issuance of such Preferred Units at the annual rate of 6.0% of the then applicable Liquidation Preference for each Preferred Unit held. Dividends on the Preferred Units shall be paid in cash to the extent permitted by the Delaware Act; provided, that, to the extent such dividends are not paid in cash on the Dividend Date (as defined below), the then applicable Liquidation Preference shall be increased by the amount of such accrued and unpaid dividends as of the applicable Dividend Date. Such dividends shall be payable quarterly in arrears on the first Business Day of January, April, July and October in each year (each, a “Dividend Date”). Dividends will be payable to holders of record of Preferred Units as they appear on the books of the Company on the record date, which will be the December 15, March 15, June 15 or September 15, as the case may be, before the related Dividend Date. Any dividend for any partial period will be computed on the basis of twelve (12) thirty (30) day months and a three hundred sixty (360) day year. No dividends or distributions shall be made with respect to Common Units and no redemption of Common Units shall be effected by the Company when any dividends are in arrears on the Preferred Units. The Preferred Units will, with respect to the dividend and distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank prior or senior to Common Units and any other units of the Company.
     SECTION 2.4. Redemption of Preferred Units.
     (a) Redemption at the Option of the Company.
     (i) At any time and from time to time subsequent to 54 months from the Effective Date, the Company shall have the option to redeem from the Preferred Members (on a pro rata basis) any or all of the Preferred Units then outstanding, at a redemption price per Preferred Unit payable in cash (the “Company Optional Redemption Price”) equal to the sum of (1) the Liquidation Preference and (2) any accrued and unpaid dividends thereon to the extent not included in such Liquidation Preference.
     (ii) Notice of Company Optional Redemption. If any Preferred Units are to be redeemed pursuant to this Section 2.4(a), notice thereof (the “Company Optional Redemption Notice”) shall be sent at least 15 and not more than 60 days prior to the date fixed for redemption (the “Company Optional Redemption Date”) to each holder of record whose Preferred Units are to be redeemed, by first class mail, postage prepaid, at such holder’s last address as the same shall appear on the books of the Company. The Company Optional Redemption Notice shall state (A) the Company Optional Redemption Date, (B) the Company Optional Redemption Price, and (C) that dividends on Preferred Units called for redemption cease to accumulate at the close of business on the Company Optional Redemption Date, except as provided in Section 2.4(a)(iii). Neither the failure to give the Company Optional Redemption Notice, nor any defect therein, to any particular holder of Preferred Units called for redemption shall affect the sufficiency of the Company Optional Redemption Notice or the legality or sufficiency of any such redemption.

     (iii) Company Optional Redemption Payment. After the Company Optional Redemption Date, unless the Company shall default in the payment of the Company Optional Redemption Price pursuant to the Company Optional Redemption Notice, all dividends on the Preferred Units called for redemption shall cease to accrue and all rights of the holders of such Preferred Units as Preferred Members, except the right to receive the Company Optional Redemption Price, shall cease and terminate. On a Company Optional Redemption Date, the Company shall pay to each holder of Preferred Units to be redeemed at that date, at its address as the same shall appear on the books of the Company, the aggregate Company Optional Redemption Price due to such holder.
     (b) Redemption at the Option of the Preferred Members. (i) At any time and from time to time commencing on the second anniversary of the Effective Date and terminating 30 months following the Effective Date, each holder of the Preferred Units shall have the right by Notice to the Company to elect to cause the Company to redeem all of such holder’s Preferred Units then outstanding at a redemption price per Preferred Unit payable in cash (the “Member Optional Redemption Price”) equal to the sum of (A) the Liquidation Preference and (B) any accrued and unpaid dividends thereon to the extent not included in such Liquidation Preference (a “Member Optional Redemption”). Such redemption shall be made by the Company not later than 30 days after Notice of a Members Optional Redemption (a “Member Optional Redemption Date”). In addition, each Member (other than Holding Company) who has contributed to the Company Partnership LP Units that have an aggregate value on the date of contribution of $5,000,000 or more (the “Put Members”) shall have the right by Notice to the Company to elect to receive Redemption Property in accordance with, and subject to the procedures set forth in, Section 2.5 with respect to the Preferred Units such Member elects to have redeemed.
     (ii) Member Optional Redemption Payment. After the Member Optional Redemption Date, unless the Company shall default in the payment of the Member Optional Redemption Price, all dividends on the Preferred Units called for redemption shall cease to accrue and all rights of the holders of such Preferred Units as Preferred Members, except the right to receive the Member Optional Redemption Price, shall cease and terminate. On a Member Optional Redemption Date, the Company shall pay to each holder of Preferred Units to be redeemed at that date, at its address as the same shall appear on the books of the Company, the aggregate Member Optional Redemption Price due to such holder.
     SECTION 2.5. Special Redemption Right.
     (a) In addition to the redemption rights contained in Section 2.4, each CET Common Member and Preferred Member shall have the right by Notice to the Company at any time from and after the fourth anniversary of the Effective Date or within sixty (60) days after the occurrence of a Special Event to elect to cause the Company to redeem all of such Member’s Membership Units for cash equal to (i) the Fair Market Value (in the case of Common Units), which shall be the Fair Market Value at the end of the fiscal quarter of the Company immediately prior to the date of the Company’s receipt of Notice from the Member (or if a Special Event occurs, Fair Market Value shall be determined as of the date of the occurrence of the Special Event) and (ii) the Liquidation Preference in the case of Preferred Units (the “Redemption Price”); provided, however, that any Member who is also a Put Member may elect to receive cash or property (or a combination thereof) at such Put Member’s election. If such Notice specifies payment in cash, such redemption shall be made by the Company not later than thirty (30) days after determination of Fair Market Value. If such Notice specifies Redemption Property, such redemption shall be made within one hundred twenty (120) days after receipt of such Notice.
     (b) If a Put Member shall elect to receive property (the “Redemption Property”) in redemption of its Membership Units, the Company shall be obligated to purchase the Redemption Property designated by the Put Member within sixty (60) days of designation by the Put Member and to borrow money in connection therewith, provided that (i) any loan is arranged for, or provided by, the Put Member (the “Acquisition Loan”), (ii) either (x) the Company has no obligations under the Acquisition Loan, or (y) the Acquisition Loan is secured by the Redemption Property and is nonrecourse to the Company, (iii) the Company shall not be obligated to incur Net Expenditures in excess of the Redemption Price, unless the Put Member funds the balance of any difference, (iv) the Put Member shall deliver or cause to be delivered any and all guarantees or indemnities that may be required in connection with such Acquisition Loan or requested by the Company, and (v) the Put Member shall deliver an amount equal to the transfer, stamp or similar taxes payable in connection with the purchase of the Redemption Property by the Company and the subsequent distribution of the Redemption Property by the Company. The Put Member may fund any additional monies needed to purchase the Redemption Property in any reasonable manner selected by the Put Members and reasonably approved by the Board of Managers (e.g., through a third party escrow arrangement). In connection with the purchase of the Redemption Property, the Company shall create a separate legal entity through which to purchase the Redemption Property, and the Company shall retain counsel designated by the Put Member and reasonably satisfactory to the Company.
     (c) The Company shall not have (i) any unreimbursed liability or obligation with respect to the Redemption Property or the transaction pursuant to which such Redemption Property is acquired or attempted to be acquired if such transaction does not close for any reason, or (ii) any obligation to incur Net Expenditures in excess of the Redemption Price. In the event the Redemption Property is not purchased for any reason, the Liquidation Preference of the Put Member’s Preferred Units shall be reduced by the amount of the Net Expenditures incurred in connection with the transaction to purchase such Redemption Property in lieu of any reimbursement pursuant to this Section 2.5(c).
     (d) The Company, to the extent permitted by applicable law (which for this purpose shall include Treasury Regulations and any Internal Revenue Service guidance), will report the distribution of any Redemption Property as a non-taxable distribution of property to the redeeming Members under Section 731 of the Code, with no gain or loss required to be recognized by the redeeming Members in connection therewith except to the extent of any actual payment of cash to them or deemed distribution of cash to them pursuant to Section 752 of the Code and the regulations thereunder.
     SECTION 2.6. Special Redemption of Common Units. The holders of CET Common Units shall have the right to elect by Notice to the Company within sixty (60) days after the occurrence of a Special Event or a Liquidity Event or Payment Trigger Date (as such terms are defined in the New Deal LLC Agreement (collectively, a “Redemption Event”) to cause the Company to redeem all their Common Units payable in cash at the Fair Market Value thereof as of the date of the occurrence of the Redemption Event. Such redemption price shall be paid by the Company not later than thirty (30) days after determination of such Fair Market Value.
     SECTION 2.7. Preferred Member Consent Right. Without the prior written consent of holders of not less than two-thirds (2/3) of the outstanding Preferred Units, the Company may not issue any membership interests or units having rights, with respect to dividends or liquidation, equal or senior to the Preferred Units.
ARTICLE III
CAPITAL
     SECTION 3.1. Operating Capital; Additional Capital Contributions.
     (a) In the event at any time or from time to time the Board of Managers determines that the Company requires additional equity capital, including without limitation as necessary to meet all Company obligations, the Board of Managers shall specify in Notices delivered to each Common Member the amount so required, the proposed issuance price per Common Unit (which shall be the Fair Market Value of such Units) and the proposed use thereof (the “Additional Contribution Amount”) and each Common Member shall have the right to contribute to the capital of the Company (each, an “Additional Capital Contribution”) up to its proportionate share (based on the percentage of all then outstanding Common Units owned by such Member at such time) of the Additional Contribution Amount. All such Additional Capital Contributions shall be paid to the Company in immediately available funds in United States dollars by 11:00 A.M. (New York City time) on the tenth (10th) Business Day following the date set forth in the Notice. If any Member elects not to make an Additional Capital Contribution (a “Non-Electing Member”), the Holding Company shall be obligated to increase its Additional Capital Contribution by an amount equal to the Non-Electing Member’s proportionate share of the Additional Contribution Amount. In addition, if New Deal LLC has insufficient funds to pay the PIH Redemption Price (as defined in the Limited Liability Company Agreement of New Deal LLC) and if the equity value of the Company on a consolidated basis falls below $75 million, then Holding Company shall provide liquidity to the Company (either through a loan, a capital contribution in exchange for additional Common Units (based on the Fair Market Value of such Units) or such other method as Holding Company deems appropriate) so that the Company can provide liquidity to New Deal LLC (either through a loan, capital contribution or such other method as Company deems appropriate) in an amount necessary for New Deal LLC to pay the PIH Redemption Price to Management PIH (as defined in the Limited Liability

Company Agreement of New Deal LLC); provided, however, that any loans shall only be made to the extent such loans and the Company Loans do not exceed 65% of the total project costs for the New Investments. Holding Company shall cause SSPF to guarantee the obligations of Holding Company to provide such liquidity, which guaranty shall be delivered on the Effective Date and shall be in the form of Exhibit B attached hereto. Capital Contributions may be used for any purpose incident to the business of the Company as determined by the Board of Managers in its sole discretion. Additional Capital Contributions shall be credited to the Capital Account of the Member making such Additional Capital Contributions.
     (b) Immediately prior to and in connection with any Additional Capital Contribution, the Capital Account of each Common Member shall be increased or decreased, as the case may be, in accordance with clause (b) of the definition of Gross Asset Value and clause (c) of the definition of Profits and Losses. Such increase or decrease shall be allocated among the Common Members in proportion to the Common Units held by each such Member. Furthermore, the Company shall issue a number of additional Common Units to each Member making an Additional Capital Contribution based on the Fair Market Value of such Units. Accordingly, immediately following such issuance, the Common Units held by each Member will be in the same proportion as such Member’s Capital Account (after the adjustments described in this Section 3.1(b) and without regard to the portion of such Member’s Capital Account, if any, that is attributable to the Preferred Units) bears to the aggregate Capital Accounts (without regard to the portion of such Capital Accounts, if any, that is attributable to the Preferred Units) of all of the Common Members.
     SECTION 3.2. No Third Party Beneficiaries. The right of the Board of Managers to require an Additional Capital Contribution shall not confer upon any creditor or other third party having dealings with the Company, any right, claim or other benefit, including the right to require any such Additional Capital Contribution.
     SECTION 3.3. Interest. Interest, if any, earned on funds contributed or held by the Company shall inure to the benefit of the Company. The Members shall not be entitled to receive any interest or other payments from the Company with respect to their Capital Contributions or Capital Accounts, except as otherwise provided for herein.
     SECTION 3.4. Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member in accordance with the following provisions:
     (a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Member under this Agreement, and the amount of any Company liabilities that are assumed by such Member in accordance with the terms hereof (other than liabilities that are secured by any Company Asset distributed to such Member).
     (b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Member under this Agreement, and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company).
     (c) In the event any Membership Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Units. In the case of Transfer of a Membership Unit at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax bases of Company property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
     (d) In determining the amount of any liability for purposes of paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.
     (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.
     SECTION 3.5. Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the Company Assets. No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise, and no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Delaware Act as then in effect.
ARTICLE IV
DISTRIBUTIONS
     SECTION 4.1. General. Net Cash Flow and/or Net Proceeds of a Capital Transaction shall be distributed to the Members as set forth in Section 4.2 below.
     SECTION 4.2. Distributions. Subject to Sections 4.3, 4.4, 4.5 and 10.2 hereof, Net Cash Flow and/or Net Proceeds of a Capital Transaction for any Fiscal Year shall be distributed by the Company to the Members as and when determined by the Board of Managers in conformance with the terms and conditions of this Agreement as follows: first, to the Preferred Members in proportion to the number of Preferred Units held by each of them in an amount equal to accrued but unpaid dividends to which they are entitled pursuant to Section

2.3(a), and second, to the Common Members in proportion to the respective numbers of the Common Units held by them.
     SECTION 4.3. Tax Distributions
     (a) The Company shall distribute out of available cash to each Member an amount equal to the excess of (i) such Member’s federal, state and local income tax liabilities (including such liabilities of the beneficial owners of such Member) arising from the allocation of Profits to such Member pursuant to Sections 5.1, 5.2 and 5.3, over (ii) distributions made to such Member pursuant to Section 4.2. Such distributions shall be made within ninety (90) days after the end of such Fiscal Year (or earlier to the extent necessary to pay estimated taxes for such current year). The amount distributable under this Section 4.3(a) shall be determined taking into account any allocation of taxable losses from the Company for prior periods and shall be calculated using the maximum federal, state and local income tax rate applicable to a resident of Washington, D.C. on ordinary income, net short-term capital gain or net long-term capital gain, as applicable.
     (b) The amounts distributed to a Member under this Section 4.3 shall be treated as an advance of any distributions to which such Member would otherwise be entitled under this Agreement and the amounts otherwise distributable to a Member pursuant to any other provision of this Agreement shall be reduced by the amount distributed pursuant to this Section 4.3.
     SECTION 4.4. Tax Payments. To the extent that any taxes or withholding taxes are due on behalf of or with respect to any Member and the Company is required by law to withhold or to make such tax payments (“Tax Payments”), the Company shall withhold such amounts and make such Tax Payments as so required. Each Tax Payment made on behalf of or with respect to a Member shall be deemed a distribution under Section 4.2 in such amount to such Member, and any such deemed distribution shall be deemed to have been paid to the Member on the earlier of the date when the corresponding Tax Payment is made by the Company or the date that the distributions, if any, giving rise to the obligation to make such Tax Payment were made.
     SECTION 4.5. Limitation on Distributions. Notwithstanding anything to the contrary contained herein, without the prior consent of the Members, no distribution of Net Cash Flow or Net Proceeds of a Capital Transaction shall be made hereunder (other than tax distributions under Section 4.3 hereof) if such distribution would cause the Company to default under any Key Document or violate Section 18-607 of the Delaware Act or other applicable law.
ARTICLE V
ALLOCATION OF PROFITS AND LOSSES
     SECTION 5.1. Profits. After giving effect to the special allocations set forth in Section 5.3, Profits (including those incurred upon a dissolution of the Company pursuant to Section 10.1) for each Fiscal Year shall be allocated in the following order and priority:
     (i) First, to the Common Members, in proportion to and to the extent of the excess, if any, of (A) the cumulative Losses allocated to any of them pursuant to Section 5.2(a)(iii) hereof for all prior Fiscal Years (or any portion thereof) following the last issuance of additional Common Units pursuant to Section 3.1(b) hereof, over (B) the cumulative Profits allocated pursuant to this Section 5.1(a)(i) for all prior Fiscal Years (or any portion thereof) during such period;
     (ii) Second, to the Preferred Members in proportion to and to the extent of the excess, if any, of (A) the cumulative Losses allocated to any of them pursuant to Section 5.2(a)(ii) for all prior Fiscal Years over (B) the cumulative Profits allocated pursuant to this Section 5.1(a)(ii) for all prior Fiscal Years (it being the intent of this Section 5.1(a)(ii) to restore a Preferred Member’s Capital Account to the amount it would have been had no Losses been allocated to the Preferred Members with respect to the Preferred Units pursuant to Section 5.2(a)(ii)); and
     (iii) Third, the balance, if any, to the Common Members in proportion to the number of Common Units held by each of them.
     SECTION 5.2. Losses. After giving effect to the special allocations set forth in Section 5.3 hereof, Losses (including those incurred upon a termination of the Company pursuant to Section 10.1) for each Fiscal Year shall be allocated in the following order and priority:
     (i) First, to the Common Members in proportion to and to the extent of the excess, if any, of (A) each such Member’s positive Adjusted Capital Account balance over (B) the aggregate Liquidation Preference attributable to the Preferred Units held by each such Member;
     (ii) Second, to the Preferred Members in proportion to and to the extent of aggregate Liquidation Preference attributable to the Preferred Units held by each such Member; and
     (iii) Third, the balance, if any, to the Common Members in proportion to the number of Common Units held by each of them.
     SECTION 5.3. Special Allocations.
     (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

     (b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, except Section 5.3(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account deficit of such Members as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in the Agreement.
     (d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their pro rata portion of Common Units owned by them.
     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
     (f) Limitation on Allocation of Losses. In no event shall Losses be allocated to a Member to the extent such allocation would result in such Member having an Adjusted Capital Account deficit at the end of any Fiscal Year. All such Losses shall be allocated to the other Members, provided, however, that (i) appropriate adjustments shall be made to the allocation of future Profits in order to offset such specially allocated Losses hereunder and (ii) in the event that the limitation set forth in this Section 5.3(f) would result in a violation of the “fractions rule” pursuant to Treasury Regulation Section 1.514(c)-2(e), Holding Company shall enter into a deficit restoration agreement or be permitted to take such other remedial action as necessary to prevent such a violation.
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
     (h) Special Allocations. Notwithstanding any other provision of this Agreement, allocations under this Agreement (including allocations pursuant to Section 5.3(i)) and the provisions of this Article V shall be made only to the extent that, and shall be adjusted to the extent necessary to ensure that, the Company’s allocations satisfy the requirements of Code Section 514(c)(9)(E), the Treasury Regulations promulgated thereunder and any administrative guidelines or pronouncements thereunder, including so that all allocations have “substantial economic effect” for purposes of Code Section 514(c)(9)(E)(i)(II), treating the Company for this purpose as a “qualified organization” described in Treasury Regulations 1.514(c)-2.
     (i) Curative Allocations. The allocations contained in Sections 5.3(a) through 5.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3(i). Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations and Section 5.3(h)), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.
     (j) Allocation to Reflect 6% Preferred Return. For each Fiscal Year of the Company, before any allocations of Profits and Losses shall be made to the Members pursuant to Section 5.1 or Section 5.2, items of gross income or gain of the Company, as adjusted for purposes of this Section 5.3(j) in the manner described in clauses (a) through (f) of the definition of Profits and Losses, shall be allocated to the Preferred Members, in proportion to the number of Preferred Units held by each of them, in an amount equal to the excess, if any, of (i) the dividends accrued with respect to the Preferred Units pursuant to Section 2.3(a) for the current Fiscal Year and all prior Fiscal Years, over (ii) the cumulative amount of gross income or gain allocated to the Preferred Members pursuant to this Section 5.3(j) for the current Fiscal Year and all prior Fiscal Years.
SECTION 5.4. Other Allocation Rules.
     (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Board of Managers using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
     (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.
     (c) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.
     (d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the interest of the Members in Company Profits equals one hundred percent (100%), in proportion to their ownership of Common Units.
     (e) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Members shall treat distributions of Net Proceeds of a Capital Transaction as not allocable to an increase in Company Minimum Gain to the extent the distribution does not cause or increase a deficit balance in the Adjusted Capital Account of any Member.
     SECTION 5.5. Tax Allocations: Code Section 704(c).
     (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.
     (b) In the event the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.
     (c) Any elections or other decisions relating to such allocations shall be made by the Members, in any manner that reasonably reflects the purpose and intention of this Agreement; provided, however, the Company agrees to use the Section 704(c) method selected by a majority of the CET Common Members with respect to the property contributed to the Company on the Effective Date, provided that such method complies with the provisions of Section 5.3(h) of this Agreement. Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VI
MEMBERS; MANAGEMENT AND CONDUCT OF THE COMPANY
     SECTION 6.1. Members.
     (a) The Company shall consist of the Members executing this Agreement and any substitute or additional Members admitted to the Company in accordance with the terms hereof.
     (b) Except as otherwise provided herein, the Members agree that no appraisal rights shall be available with respect to the Membership Units in connection with any amendment of this Agreement, any merger or consolidation in which the Company is a constituent party, any conversion of the Company to another business form, any transfer to or domestication in any jurisdiction by the Company or the sale of all or substantially all of the Company Assets.
     SECTION 6.2. Rights and Powers of the Managers and Officers. Subject to Major Decisions and the terms of Section 6.10 hereof, the business and affairs of the Company shall be managed by a board of managers (the “Board of Managers”) which shall direct, manage and control the business of the Company and have all of the rights and powers possessed by managers under the Delaware Act. Except where the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of the Delaware Act, the Board of Managers (and each Manager) shall have full and complete authority, power and discretion, comparable to that of a board of directors (and of a director) of a corporation formed under the Delaware General Corporation Law, to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, except as otherwise provided by this Agreement. No Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind the Company in any manner.
     SECTION 6.3. Number, Tenure and Qualifications.
     (a) The Board of Managers of the Company shall consist of six (6) Managers. Holding Company shall appoint four (4) Managers to the Board of Managers and the holders of a majority of the Management Common Units, for so long as they hold Common Units, shall appoint two (2) Managers to the Board of Managers. Notwithstanding the foregoing, Oliver T. Carr, III and John A. Schissel shall be the Managers representing the holders of Management Common Units as long as they continue to be employees of the Company. The Company shall hold a meeting of its Board of Managers at least once each quarter. The initial members of the Board of Managers shall be [___].
     (b) The Company shall reimburse the Managers for their reasonable expenses incurred in attending each Board or committee meeting or otherwise serving as a Manager in accordance with such procedures and limitations as may be adopted by the Board of Managers from time to time.
     SECTION 6.4. Meetings.

     (a) A regular meeting of the Board of Managers shall be held without other notice under this Section, immediately after the annual meeting of Members. The Board of Managers may provide, by resolution, the time and place for holding of additional regular meetings without other notice than such resolution.
     (b) Special meetings of the Board of Managers may be called by or at the request of any Manager. The person or persons authorized to call special meetings of the Board of Managers may fix any place as the place for holding any special meeting of the Board of Managers called by them.
     SECTION 6.5. Notice. Notice of any special meeting shall be given at least two (2) Business Days previous thereto by written notice to each Manager at his business address. If mailed, such notice shall be deemed to be delivered on receipt or attempted delivery if receipt is refused. If notice is sent by e-mail or facsimile, such notice shall be deemed to be delivered when sent. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.
     SECTION 6.6. Quorum/Participation by Telephone. A majority of the Board Managers shall constitute a quorum for transaction of business at any meeting of the Board of Managers. Managers may participate in a meeting of the Board of Managers, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     SECTION 6.7. Manner of Acting. The act of the majority of the entire Board of Managers shall be the act of the Board of Managers, unless the act of a greater number is required by statute or this Agreement. No individual Manager shall have any power or authority to bind the Company unless such Manager has been authorized by the Board of Managers to do so.
     SECTION 6.8. Vacancies. Any vacancy on the Board of Managers may be filled at any time in accordance with Section 6.3 above.
     SECTION 6.9. Written Action By Managers. The authority of the Board of Managers may be exercised without a meeting if a consent in writing, setting forth the action taken, is signed by all the Managers.
     SECTION 6.10. Rights and Powers of Officers.
     (a) General. The Board of Managers shall delegate the management of the Company’s day-to-day business affairs to the officers of the Company and, unless otherwise decided by the Board of Managers, all actions of the Company shall be taken by the appropriate duly authorized officers. Subject to Major Decisions and the limitations set forth in this Agreement and the availability of sufficient funds, the officers of the Company shall perform the following on behalf of the Company:

     (i) Engage qualified persons to assist in the Company’s business, including design professionals and consultants, attorneys, accountants, real estate brokers and management agents, as well as to hire and fire Company employees.
     (ii) Pay, without duplication, all expenses incurred by the Company and its Subsidiaries in accordance with the approved Budget.
     (iii) Maintain the books and records for the Company and its Subsidiaries and prepare the reports required to be submitted to the Members in accordance with this Agreement.
     (iv) Operate the business of the Company substantially in accordance with the approved Budget.
     (v) Use its commercially reasonable best efforts to cause each New Investment to be acquired, developed or redeveloped and operated substantially in accordance with the approved final presentation therefor and the Budget.
     (b) Budget. As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days after the Effective Date, the officers of the Company will present a proposed annual budget (“Budget”) for Fiscal Year 2007 to the Board of Managers for its approval. With respect to each subsequent Fiscal Year, the officers of the Company will, on or before November 1 of each year, present a proposed Budget for the next succeeding Fiscal Year to the Board of Managers for its approval. The Members anticipate that the Budget will be revised quarterly or more frequently in response to market conditions. In addition, the officers of the Company may from time to time during a Fiscal Year present proposed amendments to the Budget to the Board of Managers for its approval. The Board of Managers will promptly consider any proposed Budget or amendment thereto and if the Budget is not approved by the Board of Managers, the Board of Managers shall notify the officers of the Company in writing of those portions or line items thereof not so approved. The Board of Managers will work in good faith to approve a Budget.
     (c) Election of Officers; Terms. The officers of the Company shall consist of a President, a Secretary and a Treasurer. Other officers, including a Chairman of the Board of Managers, one or more Vice Presidents (whose seniority and titles, including Executive Vice Presidents and Senior Vice Presidents, may be specified by the Board of Managers), and assistant and subordinate officers, may from time to time be elected by the Board of Managers. All officers shall hold office until the next annual meeting of the Board of Managers and until their successors are elected. The President shall be chosen from among the Board of Managers appointed by the holders of a majority of the Management Common Units and shall be the Chief Executive Officer of the Company. Any two officers may be combined in the same person as the Board of Managers may determine.
     (d) Removal of Officers; Vacancies. Subject to the terms of any applicable employment agreement, any officer of the Company may be removed summarily from such office with or without cause, at any time, by the Board of Managers. Vacancies may be filled by the Board of Managers.
     (e) Duties. The officers of the Company shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided or as from time to time shall be conferred by the Board of Managers.
     (f) Duties of the President. The President shall be the Chief Executive Officer of the Company and shall be primarily responsible for the implementation of policies of the Board of Managers. He shall have authority over the general management and direction of the business and operations of the Company and its divisions, if any, subject only to the ultimate authority of the Board of Managers. He shall be a Manager, and except as otherwise provided in this Agreement or in the resolutions establishing such committees, the President shall be an ex officio member of all Committees of the Board of Managers. In the absence of the Chairman and the Vice Chairman of the Board of Managers, or if there are no such officers, the President shall preside at all meetings of the Company. He may sign and execute in the name of the Company certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company or shall be required by law otherwise to be signed or executed. In addition, he shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him by the Board of Managers.
     (g) Duties of the Vice President. Each Vice President, if any, shall have such powers and duties as may from time to time be assigned to him by the President or the Board of Managers. Any Vice President may sign and execute in the name of the Company certificates, deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Managers, except where the signing and execution of such documents shall be expressly delegated by the Board of Managers or the President to some other officer or agent of the Company or shall be required by law or otherwise to be signed or executed by some other officer or agent.
     (h) Duties of the Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the company, and shall deposit all monies and securities of the Company in such banks and depositories as shall be designated by the Board of Managers. He shall be responsible (a) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (b) for the preparation of appropriate operating budgets and financial statements; (c) for the preparation and filing of all tax returns required by law; and (d) for the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Managers, the Finance Committee, if any, or the President. The Treasurer may sign and execute in the name of the Company certificates, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company or shall be required by law or otherwise to be signed or executed.
     (i) Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Managers and Members of the Company. When requested, he shall also act as secretary of the meetings of the committees of the Board of Managers. He shall keep and preserve the minutes of all such meetings in permanent books. He shall see that all notices required to be given by the Company are duly given and served; shall have custody of all deeds, leases, contracts and other important documents of the Company; shall have charge of the books, records and papers of the Company relating to its organization and management as a Company; shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Managers or the President.
     (j) Compensation. The Compensation Committee, if any, shall have authority, subject to approval by the Board of Managers, to fix the compensation of all officers of the Company.
     SECTION 6.11. Reliance. Each Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any officers, employees, or committees of the Company, or by any other Person as to matters such Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     SECTION 6.12. Indemnification of Managers, Members and Officers; Exculpation.
     (a) General. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that he is or was a Manager, member or officer of the Company, or is or was serving at the request of the Company as a director, manager, officer or employee of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (collectively, the “Covered Persons”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith with no willful misconduct or gross negligence and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (b) Indemnification in Certain Cases. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in clause (a) of this Section 6.12, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (c) Advances for Expenses. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in this Section 6.12.
     (d) Rights Non-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subparagraphs of this Section 6.12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     (e) Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person, employee or agent, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section 6.12.
     (f) Exculpation. No Covered Person shall be liable, in damages or otherwise, to the Company or its Members for any act or omission performed or omitted by such Covered Person pursuant to authority granted by this Agreement except to the extent such Covered Person fails to meet the standard for indemnification set forth in Section 6.12(a).
     (g) Definition of Company. For the purposes of this Section 6.12, references to “the Company” include all constituent entities absorbed in a consolidation or merger as well as the resulting or surviving entity so that any Person who is or was a manager, Member, director or officer of such a constituent entity or is or was serving at the request of such constituent entity as a manager, Member, director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 6.12 with respect to the resulting or surviving entity as he would if he had served the resulting or surviving entity in the same capacity.
     (h) Survival of Rights. The indemnification and advancement of expenses and exculpation provided by, or granted pursuant to, this Section 6.12 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall continue as to a Person who has ceased to be an officer, manager or Member and shall inure to the benefit of the heirs, executors and administrators of such Person.
     SECTION 6.13. Organizational and Fictitious Name Filings. The Managers are hereby authorized, on behalf of the Company, to execute and file or cause to be executed and filed all such instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be determined by the Managers to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company does or shall desire to conduct its business.
     SECTION 6.14. Other Activities; Conflict of Interest; Waiver.
     (a) Each Member recognizes that the other Members have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that such other Member is entitled to carry on such other business interests, activities and investments. No Member, in its capacity as a Member, shall be obligated to devote all or any particular part of its time and effort to the Company and its affairs.
     (b) Except as otherwise expressly provided in this Agreement or any other agreement between the Members or any Affiliates thereof, any Member or Affiliate thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by any Member or Affiliate thereof, or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by any Member or its Affiliate shall not be deemed wrongful or improper, even to the extent the same are competitive with the business activities of the Company. Except as otherwise provided in any other agreement between the Members or any Affiliates thereof, no Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular investment opportunity.
     SECTION 6.15. Company’s Counsel. To the extent that the President deems necessary, the Company shall retain one (1) or more law firms chosen by the President but reasonably acceptable to the Board of Managers to be the Company’s legal counsel (the “Company Counsel”). The fees and expenses of the Company Counsel shall be a Company expense. Nothing herein shall restrict the Company Counsel from acting as counsel to any Member or any Affiliate of such Member, and the Members agree that Company Counsel may represent such Member or any Affiliate of such Member in any dispute involving any other Member or the Company. In the event the President shall desire to terminate the employment of the Company Counsel and to substitute other counsel therefor, such substitute counsel shall be chosen by the President, but subject to the reasonable approval of the Board of Managers.
     SECTION 6.16. Transactions with Related Parties.
     No agreement or transaction between the Company on the one hand and any Member or any Affiliate of any Member (each, a “Related Party”) on the other hand shall be void or voidable solely by reason of such relationship. The execution of any such agreement or the entering into or consummation of such transaction by the Company shall not subject the participating Related Party or any of their respective Affiliates, or their respective officers, directors, managers, members or stockholders to liability to the Company or any Member for breach of fiduciary duty if (i) all of the material facts as to the agreement or transaction and the relationship between any such Related Party and the Company and the nature of any conflict of interest are disclosed or are known to the Company’s officers and Holding Company and (ii) both the Company’s officers and Holding Company approve or ratify such agreement or transaction (it being agreed that the affirmative vote or consent of one of the Managers elected or designated by each of the holders of a majority of the Management Common Units and Holding Company shall constitute such approval).
     SECTION 6.17. Indebtedness; UBTI.
     (a) The Company’s business (which for this purpose shall include but not be limited to its investment in, or ownership of, any partnership, limited liability company or other entity) shall be conducted in a manner necessary to avoid the realization of any UBTI to any Member, or any of a Member’s direct or indirect members or participants, or the realization of income that would be UBTI if a Member, or any of a Member’s direct or indirect members or participants, were subject to the provisions of Sections 511 through 514 of the Code. Without limiting the generality of the foregoing, the Company will not, and no Member shall take any action to cause the Company to (i) incur any indebtedness other than (A) indebtedness that is incurred to acquire or improve real property within the meaning of Section 514(c)(9)(A) of the Code and that is not described in Section 514(c)(9)(B)(ii) of the Code, or (B) other indebtedness that will not give rise to UBTI to any Member, or any of a Member’s direct or indirect members or participants, or will not give rise to income that would be UBTI if a Member, or any of a Member’s direct or indirect members or participants, were subject to the provisions of Sections 511 through 514 of the Code, (ii) guarantee the obligations of others or (iii) incur any Member Nonrecourse Debt.
     (b) The Company shall not (i) enter into any lease with, or borrow any amounts for the acquisition or improvement of any property (or any portion thereof) from, any person described in Section 514(c)(9)(B)(iii) or (iv) of the Code; or (ii) enter into any lease or other arrangement with respect to any Company Assets or any portion thereof if such lease or arrangement would result in (1) the payment of rent or any other amount to the landlord which depends in whole or in part on the income or profits derived by any person (including, but not limited to, a tenant or a subtenant) from any portion of the Company Assets (other than an amount based upon a fixed percentage of the receipts or sales of the tenant and, if any, the subtenants), (2) an obligation of the landlord to furnish or render any service not customarily furnished or rendered in connection with the rental of space for occupancy, as determined under Section 512(b) of the Code and any applicable Treasury Regulations, including, but not limited to, services with respect to parking, or (3) any portion of the Company’s income (or loss) otherwise being UBTI. Notwithstanding anything to the contrary herein contained, Holding Company shall have the right to object to any proposed tenant lease or other arrangement if the same would result in any of the events set forth in clauses (1) — (3) of the immediately preceding sentence. In the event that Holding Company determines, in its sole reasonable judgment, that (A) as the result of any change in applicable statute, regulation or administrative or judicial interpretation thereof (including, without limitation, private letter rulings, technical advice memoranda and other similar pronouncements), any lease could cause the Company to generate UBTI or (B) any other arrangement entered into with respect to the Company Assets or any portion thereof could cause the Company to generate UBTI, the Members agree to use best efforts to reform such lease or other arrangement, or to take any other action necessary or appropriate, to prevent the Company from generating any UBTI.
     SECTION 6.18. VCOC Status. The Company shall conduct its affairs in such manner that the Company shall qualify as a “venture capital operating company” (“VCOC”) within the meaning of subsection (d) of Department of Labor regulations set forth at 29 C.F.R. Section 2510.3-101 or any successor to such regulation (the “Plan Asset Regulations”) and relevant authority interpreting the Plan Asset Regulations. In furtherance of the foregoing, the Company (i) shall, (A) on the date the Company first makes an investment (other than a short-term investment of funds pending long term commitment) (the “Initial Valuation Date”) and, (B) thereafter, on one day during each “annual valuation period” (as hereinafter defined), have at least fifty percent (50%) of its assets (valued at cost) invested in “operating companies” within the meaning of subsection (c) of the Plan Asset Regulations, including REOCS which invest in real estate which is managed or developed and with respect to which the Company has the right to substantially participate in, or substantially influence, the management of such operating companies to the extent required to maintain the Company’s status as a VCOC under the Plan Asset Regulations, (ii) establishes an “annual valuation period” which shall be the 90-day period commencing on the first day of the month which includes the first anniversary or any subsequent anniversary of the Initial Valuation Date and (iii) in the ordinary course of its business shall participate in the management of such operating companies to the extent required to maintain its status as a VCOC. The Members consent and agree to take such actions as are necessary to maintain the Company’s VCOC status and consent and agree to take no actions which could prevent the Company from maintaining its VCOC status.
     SECTION 6.19. Debt Financing. The Company intends to obtain debt financing for the development or redevelopment of the Property Portfolio (the “Company Loans”). The aggregate principal amount of the Company Loans shall be approximately equal to sixty-five (65%) percent of the total project costs for the Property Portfolio. Each Company Loan shall be non-recourse to the Members.
     SECTION 6.20. Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, no act shall be taken, sum expended, decision made or obligation incurred by the Company with respect to a Major Decision, unless and until the Members shall have approved the same pursuant to this Section 6.20. All Major Decisions shall require the approval of the Board of Managers, including at least one Manager of the Board of Managers appointed by the holders of the Management Common Units, which approval shall not be unreasonably withheld. In the event the Managers representing the holders of Management Common Units desire to take any action with respect to any Major Decision, the President shall make such request to the Board of Managers in writing together with any information reasonably necessary for the Board of Managers to make an informed decision. On receipt of such writing, the Board of Managers shall have ten (10) Business Days to either approve or disapprove of the Major Decision (except in the case of the approval of a proposed lease transaction, in which event the Board of Managers shall have five (5) Business Days to either approve or disapprove). Failure to respond within the applicable time limit shall be deemed disapproval.
     In the event that Holding Company desires the Company to take an action with respect to any Major Decision, Holding Company shall recommend in writing to the Managers representing the holders of Management Common Units that such action be taken. Such Managers shall have ten (10) Business Days to respond to such written recommendation. Approval by such Managers shall not be unreasonably withheld. If such Managers shall disagree with such recommendation, such Managers shall so notify Holding Company in writing within such ten (10) Business Day period. Failure to respond within the applicable time period shall be deemed disapproval.
ARTICLE VII
BOOKS AND RECORDS; RESERVES
     SECTION 7.1. Bank Accounts. The Board of Managers shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company as it shall deem necessary or desirable for the management and operation of the Company Assets and the conduct of Company business. An individual designated by Holding Company, from time to time, shall at all times be a designated signatory with respect to all Company bank accounts. The Company’s funds shall not be commingled with any other funds.
     SECTION 7.2. Books of Account; Audits/Access to Information.
     (a) The Company shall keep, and cause each property manager to keep, accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Company and the Company Assets on a modified accrual basis in accordance with fair market value and historical cost accounting principles generally accepted in the United States of America (such generally accepted accounting principles, “GAAP”). The books of account and records of the Company and the Company Assets shall at all times be maintained at the principal office of the Company. All such books of account and records may be inspected, copied and audited by any Member, its designees or representatives from time to time and upon reasonable prior notice at the office of the Company or other Person maintaining the same.
     (b) In addition to the annual audit by the Accountant, upon reasonable advance notice to the Board of Managers, any Member may, at its option and at its own expense, conduct audits of the books, records and accounts of the Company. The

Company shall provide, or shall cause the applicable property managers to provide, the auditing Member’s appraisers, accountants and advisors with access to all information related to the value of the Company Assets and to the management personnel involved directly or indirectly in the affairs of the Company, and shall cause such personnel to cooperate fully with such Member or its designees, and to furnish information requested by it or its designees, as to the status of the affairs of the Company.
     SECTION 7.3. Reports.
     (a) The Company shall prepare and distribute, or cause each property manager to prepare and distribute, such reports and information to the Members as shall be reasonably requested by such Members in order to enable them to effectively manage their respective Membership Units and be fully informed about the affairs of the Company Assets and the Company. The reports and other information distributed to the Members pursuant to the preceding sentence shall include, without limitation, the appraisals referenced in Section 7.6 hereof. The Company shall furnish, or cause each property manager to furnish, at the Company’s or such property manager’s expense, monthly reports prepared on a modified accrual basis in accordance with fair market value GAAP for Holding Company showing monthly and year-to-date activity on or about the tenth (10th) day following the end of each Monthly Reporting Period (see Schedule C for reporting requirements). All reporting and budgeting shall be on a Fiscal Year basis. All reports shall be completed in hard copy format. In addition, the Company shall submit certain information in a format requested by Holding Company via diskette or electronically using Holding Company’s account numbers.
     (b) The Company shall, as a Company expense, at least once every calendar year have the Company’s books and records audited by the Accountant. The Company shall use good faith efforts to cause the Accountant to submit a copy of the annual audited financial statements in accordance with fair market value GAAP to all Members as soon as practicable after the end of the each Fiscal Year. However, a copy of the annual audited financial statements shall be submitted promptly after completion to all Members, and not later than ninety (90) days after the end of each Fiscal Year.
     (c) The Company shall use or cause the property managers to use Management Reports, Inc. (“MRI”) property management software. Holding Company may require the Company or the property managers, as the case may be, to use another property management software, with the version and release number to be provided by Holding Company, if J.P. Morgan Investment Management Inc. requires such other property management software on a consistent basis for substantially all other properties for which J.P. Morgan Investment Management Inc. serves as asset manager. The modules required for implementation shall include, without limitation, general ledger, commercial management, accounts payable and distributed processing. Holding Company, in its sole discretion, may require modified version and release of the property management software. The database structure, system type and property number will be provided by Holding Company and will not be modified without the consent of Holding Company. Holding Company will provide the Company with a standard chart of accounts, tenant charge (billing) codes and report formats that are to be used unless otherwise agreed to in advance by Holding Company. The Company will submit or cause the property managers to submit to Holding Company on the twenty-fifth (25th) day of each month, a monthly electronic download of selected financial and operational data, including general ledger information, using either the distributive processing function of MRI or data extract routines identified and/or provided by Holding Company. Holding Company reserves the right to periodically modify the foregoing software and reporting requirement at the Company’s expense, as long as such expenses are reasonable, otherwise at the requesting party’s expense. The Company shall pay all costs and expenses of any outside consultants employed and the purchase of any computer software to assist in the conversion of its financial data from its property management software to MRI property management software. Holding Company will use good faith efforts not to make any changes to property-level financial information contained on the MRI property accounting system without the knowledge of the applicable property manager and Management.
     (d) No later than one hundred twenty (120) days after the end of each Fiscal Year of the Company, the Company shall, as a Company expense, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s pro rata share of income, gain, loss, deductions and credits for such Fiscal Year. The Board of Managers shall supervise the Accountant in the preparation of the Company’s tax returns.
     (e) Within one hundred twenty (120) days following the end of the Fiscal Year of the Company, the Company shall, as a Company expense, furnish each Member with copies of the Company’s federal partnership tax return and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule, which returns shall be signed by the Tax Matters Member on behalf of the Company and co-signed by the Accountant as preparer.
     (f) Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Company’s books or for income tax purposes (and such decisions may be different for each such purpose) and all elections available to the Company under applicable tax law, shall be made by the Tax Matters Member. Upon the request of any Member in connection with the Transfer of all or part of such Member’s Membership Units, the Company shall make an election under Code Section 754. The Tax Matters Member shall, on behalf of the Company, use best efforts to cause all federal, state and local income and other tax returns to be timely filed by the Company and each Subsidiary Entity. The Tax Matters Member shall deliver to the other Members for their review and comment on all federal, state and local income tax returns at least twenty (20) days prior to the filing thereof.
     (g) The Members, intending to be legally bound, hereby authorize the Company to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Company transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Member is authorized and directed to execute and file the Safe Harbor Election on behalf of the Company and the Members. The Company and the Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. Notwithstanding the foregoing, the Company shall not be permitted to make any allocations that would result in its failing to satisfy the requirements of Code Section 514(c)(9)(E), including the requirement that the Company satisfy the “fractions rule” (within the meaning of Treasury Regulations Section 1.514(c)-2(b)(1)(i)) and that all allocations have “substantial economic effect” for purposes of Code Section 514(c)(9)(E)(i)(II).
     SECTION 7.4. The Accountant. The Company shall retain a “Big Four” or other independent certified public accounting firm selected by the Board of Managers to be the accountant and auditor for the Company (the “Accountant”). The fees and expenses of the Accountant shall be a Company expense. The initial Accountant shall be Deloitte & Touche LLP.
     SECTION 7.5. Tax Matters Member. Holding Company shall have full power and authority to act for the Company and the Members as “Tax Matters Member,” under Code Section 6231(a)(7), with all the rights and responsibilities of that position described in Code Sections 6222-32 and to act in any similar capacity under applicable state or local law. The Tax Matters Member shall keep the other Members informed of the progress of any tax audits or examinations. The Tax Matters Member shall not extend the statute of limitations with respect to Company matters without the consent of the holders of a majority of the CET Common Units. In addition, the Tax Matters Member shall not, without the consent of Managers representing the holders of Management Common Units, (i) enter into any settlement agreement that is binding on the CET Common Members with respect to any Company items allocated to or affecting the CET Common Members or (ii) file a petition under Section 6226(a) or Section 6228(a) of the Code with respect to any Company items allocated to or affecting the CET Common Members. The Company shall reimburse the Tax Matters Member for all unrelated third party costs and expenses, and any other costs and expenses, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.5. The Company shall indemnify and hold harmless the Tax Matters Member from all unrelated third party claims, liabilities, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.5.
     SECTION 7.6. Appraisals. The Board of Managers, on behalf of and at the expense of the Company, shall cause an independent appraiser to determine the appraised value of the Company Assets not more than one time per calendar year. Any appraiser so appointed shall furnish the Company and each of its Members with a written appraisal within forty-five (45) days after its appointment. All appraisals conducted for the Company shall be addressed to the Company and each of the Members. Such appraisal shall set forth the appraiser’s determination of the appraised value of the Company Assets. In making the appraisal of the Company Assets, the appraiser shall value the Company Assets unencumbered and shall assume that the improvements then situated on the Company Assets are the highest and best use to which the Company Assets can lawfully be put.
ARTICLE VIII
TRANSFER OF MEMBERSHIP UNITS
     SECTION 8.1. No Transfer. No CET Common Member may sell, assign, pledge, transfer, give, hypothecate or otherwise encumber (any such sale, assignment, pledge, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), directly or indirectly, or by operation of law or otherwise, any direct or indirect interest in the Company, except as hereinafter set forth in this Article VIII (or as otherwise permitted pursuant to this Agreement) or upon prior written consent of Holding Company, which may be granted or withheld in the sole and absolute discretion of Holding Company. Holding Company may not Transfer, directly or indirectly, or by operation of law or otherwise, any direct or indirect interest in the Company, except as hereinafter set forth in this Article VIII (or as otherwise permitted pursuant to this Agreement) or upon prior written consent of the holders of a majority of the CET Common Units, which may be granted or withheld in the sole and absolute discretion of CET Common Members. Preferred Members may not Transfer, directly or indirectly, or by operation of law or otherwise, any direct or indirect interest in the Company, except as hereinafter set forth in this Article VIII (or as otherwise permitted pursuant to this Agreement) or upon prior written consent of Holding Company, which shall not be unreasonably withheld. In order to effectuate the purpose of this Section 8.1, each Member agrees that to the extent it desires that its Company Interest be at any time held by any other Person, such Member will Transfer its Company Interest, or part thereof, to such Person only through a direct Transfer in the manner contemplated in Article VIII, and that, except as expressly authorized in Section 8.2, no Transfer or other disposition of any stock, partnership, limited liability company or other beneficial interest in any Member or other such Person which holds any Membership Unit, will be effected, directly or indirectly, unless approved by Holding Company; provided that, notwithstanding anything to the contrary contained in this Agreement, transfer of units of participation in SSPF shall be permitted. Any Transfer of any Company Interest in contravention of this Article VIII shall be null and void and shall be deemed a material breach of the terms of this Agreement, and the other Members shall have all the rights and remedies available under this Agreement and applicable law.
     SECTION 8.2. Succession by Operation of Law/Certain Permitted Transfers/Prorations/Cooperation.
     (a) Subject to this Article VIII and Section 10.1, in the event of the merger, consolidation, dissolution or liquidation of any Member, all of such Member’s rights to distributions and allocations by the Company, shall pass to such Member’s legal successor, but such legal successor shall not become a Member of the Company without the prior written consent of Holding Company.

     (b) Subject to this Article VIII, a Member may Transfer all or a portion of such Member’s Membership Units to such Member’s (i) parent or parent’s spouse, (ii) spouse, (iii) natural or adopted descendant or descendants, (iv) spouse of such Member’s descendant, (v) brother or sister, (vi) trust created by such Member for the primary benefit of such Member and/or any such Person(s) or bank or other commercial entity in the business of acting as a fiduciary in its ordinary course of business and having an equity capitalization of at least $100,000,000 is a trustee, (vii) a corporation, partnership or limited liability company controlled by a Person or Persons named in (i) through (v) above, or (viii) if the Member is an entity, its beneficial owners.
     (c) No Member may effect a Transfer of its Membership Units, in whole or in part, if, in the opinion of legal counsel for the Company, such proposed Transfer would require the registration of the Membership Unit under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).
     (d) Notwithstanding anything in this Agreement to the contrary, any SSPF Entity holding an interest in Holding Company shall have the right, at any time, and without the requirement of Member consent, to Transfer all or any portion of such interest or any direct or indirect interest therein to any other SSPF Entity and each such SSPF Entity shall, upon complying with the provisions of Section 8.3(d), become a Member hereunder.
     (e) If any Membership Unit is Transferred pursuant to this Article VIII, except as otherwise expressly provided in this Article VIII, items of income and expense that would customarily be adjusted between a seller and purchaser of commercial real estate will be adjusted in accordance with local custom as of the date of such Transfer in the States in which the Company Assets are located.
     (f) If any Membership Unit is Transferred or proposed to be Transferred pursuant to this Article VIII, the parties hereto agree to reasonably cooperate with each other in good faith to structure such Transfer to avoid or minimize transfer fees to lenders and any transfer, deed or similar taxes due in connection therewith.
     SECTION 8.3. General Conditions Applicable to Transfers.
     (a) Notwithstanding anything in this Agreement to the contrary (including but not limited to any of the other sections of this Article VIII), in no event shall (i) any Transfer be made, recognized or consented to by the Members or deemed effective unless such Transfer will not constitute or result in a material violation or default under any Key Document or (ii) a Company Interest be Transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a Transfer to such a Person shall be void and of no effect and shall not bind the Company.
     (b) In the event that any filing, application, approval or consent is required in connection with any Transfer, whether by any governmental entity or other third-party,

the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense.
     (c) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), each Member and each transferee of all or any Membership Unit, (i) shall at all times maintain an office or agency for the service of process in the United States of America, which shall also be its address for delivery of Notices hereunder or (ii) shall be a citizen or national of the United States.
     (d) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), no Transfer of all or any portion of any Member’s Membership Units shall be binding upon the other Members or the Company, and the Company shall be entitled to treat the record owner of any Company Membership Units as the absolute owner thereof in all respects, unless and until (i) true copies of the instruments of transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to Holding Company and the Company, (ii) the transferee shall have delivered to Holding Company and the Company an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor arising and accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement, (iii) the transferee shall have executed, acknowledged and delivered any instruments required under any applicable laws to effect such Transfer and, if applicable, its admission to the Company, (iv) the transferee shall have executed and delivered such other instruments, documents and agreements reasonably required by the Company in connection with such Transfer which are consistent with the other terms hereof and (v) the transferee shall have executed and delivered such other instruments or documents or shall have provided such information to the non-transferring Members as the Company may reasonably require to assure itself that neither the transferee’s acquisition and holding of the Company Membership Units nor any transaction contemplated under this Agreement will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Upon compliance with the provisions of this Section 8.3(d), any Person who acquires a Membership Unit in a transaction permitted by this Article VIII shall, unless otherwise provided in this Agreement, be admitted as a Member. Except as otherwise set forth herein, upon the execution and delivery of such assumption agreement, the transferor shall have no further obligation hereunder after the date of the Transfer except that the transferor shall remain primarily liable for all accrued obligations (as of the date of Transfer) of the transferor under this Agreement, notwithstanding any Transfer pursuant to this Article VIII.
     (e) Except as otherwise expressly provided herein, all reasonable costs and expenses incurred by the Company in connection with any Transfer of a Membership Unit and, if applicable, the admission of a Person or Entity as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to any transferee of a Membership Unit becoming a Member, all Members hereby agree to execute and deliver such reasonable amendments hereto as are necessary to constitute such person or entity a Member of the Company.

     (f) If any Person acquires all or any part of a Membership Unit of a Member in violation of this Article VIII whether by operation of law, judicial proceeding, or other manner not expressly permitted hereunder, such Person shall have no rights under this Agreement with respect to the Membership Unit so acquired.
     SECTION 8.4. Bankruptcy or Dissolution of a Member. Upon the occurrence of a Bankruptcy Event or any other occurrence with respect to a Member of any event which under the Delaware Act causes the Member to cease to be a member of a limited liability company (a “Withdrawal Event”), the Member affected by such Withdrawal Event shall, unless the Company shall otherwise consent within ninety (90) days of such Withdrawal Event, be deemed to have withdrawn as a Member on the expiration of such ninety (90) day period. In the event that a Member is deemed to have withdrawn from the Company pursuant to this Section 8.4, then such Member (a “Withdrawn Member”) shall continue to have the rights of an assignee of its Membership Units which was not admitted as a Member and shall not be entitled to participate in the management of the Company or to vote, approve or consent to any matter for which the vote, approval or consent of any Members is required. Unless the Members (other than the Withdrawn Member) otherwise agree, the Company shall not terminate or dissolve upon the occurrence of a Bankruptcy Event or any other occurrence which under the Act causes a Member to cease to be a member of the Company. No Member shall withdraw or retire from the Company without the prior consent of the Board of Managers, except in connection with a Transfer of its entire Membership Units in accordance with the terms of this Agreement. In furtherance of the foregoing, each Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to Section 18-603 of the Delaware Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Membership Units upon such resignation and/or withdrawal pursuant to Section 18-604 of the Delaware Act, and such Member shall continue to hold its Membership Units in accordance with the provisions hereof.
     SECTION 8.5. Buy/Sell Rights.
     (a) Subject to the terms and conditions of Article VIII of this Agreement, at any time within sixty (60) days following the occurrence of a Special Event, the holders of a majority of the CET Common Units may, as Offeror, deliver a Notice (a “Buy-Sell Notice”) to the Holding Company (the “Offeree”) that the Offeror desires to exercise its rights under this Section 8.5 to sell all the CET Common Units. All CET Common Members hereby acknowledge and agree that the holders of a majority of the Management Common Units shall have the right to exercise the buy-sell rights hereunder on behalf of all CET Common Members. The Buy-Sell Notice shall designate an amount (the “Gross Value Amount”) that shall be the Offeror’s determination of the value of all Company Assets and its estimate of the Applicable Purchase Price, subject to adjustments, with respect to Holding Company’s Common Units and the CET Common Units, including payment of the aggregate Liquidation Preference of the then outstanding Preferred Units. For the purposes hereof, the “Applicable Purchase Price” payable to any Member that sells its Common Units pursuant to this Section 8.5 shall be the amount that such selling member would receive if, as of the date of the Offer Notice, the Gross Value Amount, after payment of all debts and liabilities of the Company, was distributed among the Members in accordance with the provisions of Section 10.2.

     (b) Upon receipt of the Buy-Sell Notice given pursuant to Section 8.5(a) hereof, Offeree shall then be obligated either to:
     (i) purchase all CET Common Units for cash at a price equal to the Applicable Purchase Price (the “Buy Option”); or
     (ii) sell to Offeror its entire Common Units for cash at a price equal to the Applicable Purchase Price (the “Sell Option”).
     (c) If a Buy-Sell Notice is given to an Offeree, the Offeree shall have a period of up to sixty (60) days after the giving of such notice in which to accept, by Notice to the Offeror, the Buy Option or the Sell Option. If Notice of such election is not given to the Offeror within such period following the Buy-Sell Notice, it shall be conclusively deemed that the Offeree has elected to accept the Offeror’s offer to buy the Offeree’s Common Units pursuant to the Buy Option. If the Sell Option is accepted, the Offeree shall contemporaneously deliver a certified or bank check drawn on a bank that is a member of the New York Clearinghouse Association payable to the order of the Escrow Agent in an amount equal to the Buy-Sell Deposit. If the Buy Option is accepted (or deemed accepted), the Offeror shall within five (5) Business Days deliver the Buy-Sell Deposit to the Escrow Agent. If the Member obligated to deliver the Buy-Sell Deposit fails to do so, the other party may either (i) elect within five (5) Business Days to become the buyer under the Buy Option (in which case it shall promptly deliver the Buy-Sell Deposit as contemplated herein) or (ii) sue the defaulting party for breach of contract.
     (d) If either a Buy Option or a Sell Option is properly exercised as set forth above, the Offeror and the Offeree shall each buy and sell, as the case may be, the entire Common Units in the Company of the Offeror or the Offeree, as the case may be, such Common Units to be transferred to the other or the other’s designee on or the sixtieth (60th) day after the delivery of the exercise notice, or deemed election, if applicable (or the next Business Day thereafter if such day is not a Business Day). At the closing, the purchase price specified above shall be paid by the purchasing Member by official bank check or by bank wire transfer of immediately available funds. The terms of the purchase and sale shall be unconditional, except that (i) each of the Members whose Common Units are being sold shall be deemed to represent and warrant to the purchasing Members that its entire Common Units in the Company are owned by the selling Member free and clear of all liens and encumbrances and is subject to no legal or equitable claims and (ii) the purchasing Member shall be deemed to have assumed all obligations and liabilities relating to the purchased Common Units arising from transactions or events first occurring after the date of such sale, and upon demand each such Member shall deliver to the other appropriate documentation evidencing the sale, assignment, representation and assumption set forth herein. If any Member shall fail to comply with its obligation to sell its Common Units in the Company or purchase the Common Units of the other Member, as applicable, such Member shall be deemed to be in default hereunder and the other Member shall have, in addition to the rights and remedies set forth herein, all rights and remedies at law or equity.

ARTICLE IX
BROKERS
     SECTION 9.1. Brokers. Each Member represents and warrants to the other Member that it has not dealt with any real estate broker or finder in connection with the formation of the Company or the transactions contemplated herein. Each Member agrees to indemnify and hold harmless the other Members and the Company from and against any actions, claims or demands for any commissions or fees and all losses, costs and expenses (including reasonable attorneys’ fees) arising from a breach of the foregoing representation and warranty.
ARTICLE X
TERMINATION
     SECTION 10.1. Dissolution. Except as hereinafter provided to the contrary, the Company shall be dissolved and its business wound up upon the happening of any of the following events, whichever shall first occur:
     (a) As approved by Holding Company and the holders of a majority of the CET Common Units to dissolve;
     (b) At any time that there are no Members; provided that the Company shall not be dissolved if within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of such personal representative or its nominee or designee to the Company as a Member effective as of the occurrence of the event that terminated the continued membership of the last remaining Member; or
     (c) The occurrence of any event, other than those referred to in paragraph (b), which causes dissolution of a limited liability company under the Delaware Act, unless the Members agree to continue the Company pursuant to the Delaware Act.
     SECTION 10.2. Termination. Notwithstanding any other provision of this Agreement, in all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:
     (a) The Liquidating Trustee shall cause to be prepared (i) statements setting forth the assets and liabilities of the Company as of the date of dissolution and as of the date of complete liquidation, a copy of such statements shall be furnished to all of the Members and (ii) a report in reasonable detail of the manner or disposition of assets.
     (b) The Company Assets shall be liquidated by the Liquidating Trustee as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Liquidating Trustee may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the Company Assets if deemed necessary or appropriate to realize the fair market value of any such property or assets.

     (c) The proceeds of sale and all other Company Assets shall be applied and distributed as follows and in the following order of priority:
     (i) To the payment of (x) the debts and liabilities of the Company (including any outstanding amounts due on any recourse indebtedness encumbering the Company Assets, or any part thereof) and (y) the expenses of liquidation.
     (ii) To the setting up of any reserves which the Liquidating Trustee shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves may, in the commercially reasonable discretion of the Liquidating Trustee, be paid over to a national bank or national trust company selected by the Members and authorized to conduct business as an escrow agent to be held by such bank or trust company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided in clause (iv) below.
     (iii) To the payment of the aggregate Liquidation Preference of the then outstanding Preferred Units.
     (iv) The balance, if any, to the Members, in accordance with and to the extent of the Members’ ending positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods, including, without limitation, any allocations of Profits or Losses from any Capital Transactions causing or resulting in the dissolution and termination of the Company.
Distributions pursuant to the preceding clause (iii) shall be made by the end of the Fiscal Year during which the dissolution of the Company occurs (or, if later, within ninety (90) days of such dissolution). To the fullest extent permitted by applicable law, the Members hereby waive any rights to distributions under Section 18-604 of the Delaware Act.
     (d) The Liquidating Trustee shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Company.
     SECTION 10.3. Liquidating Trustee.
     (a) The term “Liquidating Trustee” shall mean the Person appointed by the Board of Managers for this express purpose, to the exclusion of the Members.
     (b) Without limiting the foregoing, the Liquidating Trustee shall, upon the dissolution and upon completion of the winding up of the affairs of the Company, file appropriate certificate(s) to such effect in the proper governmental office or offices under the Delaware Act as then in effect. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Trustee, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Trustee shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.
     SECTION 10.4. No Redemption. Except as otherwise set forth herein, the Company may not acquire, by purchase, redemption or otherwise any Membership Unit of any Member.
     SECTION 10.5. Governance. Notwithstanding a dissolution of the Company, until the termination of the business of the Company, the affairs of the Members, as such, shall continue to be governed by this Agreement. The Liquidating Trustee shall be subject to the same restrictions on transactions with related parties or involving conflicts of interest as applied prior to the dissolution of the Company, including but not limited to the consent requirements set forth herein of any such transaction. The Liquidating Trustee shall also be required to perform its duties under this Agreement using the same standard of care that would be required of the Liquidating Trustee if the Liquidating Trustee was acting as a Manager.
     SECTION 10.6. Return of Capital. No Member shall have any right to receive the return of its Capital Contribution or to seek or obtain partition of the Company Assets, other than as provided in this Agreement.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further reasonable certificates, amendments to certificates, instruments and documents, and do all such other reasonable acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement so long as any of the foregoing do not materially increase any Member’s obligations hereunder or materially decrease any Member’s rights hereunder.
     SECTION 11.2. Notices. Except as set forth in Section 6.5, all notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery or facsimile or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided, provided, however, that any Notice given by facsimile shall also be given by personal delivery or United States registered or certified mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if receipt of such delivery is refused; (b) if given by facsimile, the date on which such facsimile is transmitted and confirmation of delivery thereof is received; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused. Until further notice, Notices and other communications under this Agreement shall be addressed to the parties listed below as follows:

(i)	If to the Holding Company, to:

SSPF/CET Operating Company LLC
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention:
Fax Number:

with a copy to:

c/o J.P. Morgan Investment Management Inc.
P.O. Box 5005
New York, New York 10163-5005

with a copy to:

Steven Moskowitz, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Fax Number: (212) 806-6006

(ii)	If to other Members, at the addresses set forth
on Schedule A attached hereto

with copy to:

Colin J. Smith, Esq.
Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
8405 Greensboro Drive, Suite 100
McLean, Virginia 22102
Fax Number: (703) 749-0479
     Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section. Copies of all Notices required to be sent by a Member to the Company under the terms of this Agreement shall also be sent to Holding Company in accordance with the terms hereof.
     SECTION 11.3. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).
     SECTION 11.4. Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

     SECTION 11.5. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
     SECTION 11.6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.
     SECTION 11.7. Extension Not a Waiver. Except as otherwise expressly provided herein, no delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.
     SECTION 11.8. Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any third party. No Member shall be obligated personally for any debt, obligation or liability of the Company solely by being a Member of the Company.
     SECTION 11.9. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
     SECTION 11.10. Consents. Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.
     SECTION 11.11. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by Holding Company and the holders of a majority of the CET Common Units, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party. Any such amendments, variations, modifications or changes which would materially adversely affect any right or preference of the Preferred Units must also be approved by the holders of a majority of the Preferred Units.
     SECTION 11.12. Consent to Jurisdiction. Any action, suit or proceeding in connection with this Agreement may be brought against any Member or the Company in a court of record of the State of New York, County of New York, or of the United States District Court for the Southern District of New York or the District of Columbia, each Member and the Company hereby consenting and submitting to the jurisdiction thereof. Nothing herein shall affect the right of any Member to commence legal proceedings or otherwise to proceed against any other Member or the Company in any other jurisdiction or to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Agreement, each Member and the Company hereby waives trial by jury, and any claim that New York County or the Southern District of New York or the District of Columbia is an inconvenient forum.
     SECTION 11.13. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.
     SECTION 11.14. Tax Characterization. The Members shall take all actions necessary to cause the Company to be treated at all times as a partnership for federal, state and, if applicable, local income tax purposes including, without limitation, making all elections necessary for such purpose under any applicable Check The Box Regulations.
     SECTION 11.15. Costs. The Company shall be responsible for each Member’s costs and expenses, including legal fees and other third party consultants, incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.
     SECTION 11.16. Representations and Warranties; Covenants.
     (a) Holding Company represents and warrants as follows as of the Effective Date:
     (i) Holding Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (ii) The execution and delivery of this Agreement and all other documents, instruments and agreements to be executed in connection with the transactions contemplated by this Agreement (the “Transaction Documents”) have been duly and validly authorized by all necessary actions of Holding Company, and shall constitute the legal, valid and binding obligations of Holding Company enforceable against Holding Company in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     (iii) No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by Holding Company in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.
     (iv) Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Holding Company is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to Holding Company, or by which it or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon Holding Company or its assets.
     (v) For purposes of the Investment Company Act of 1940, as amended, Holding Company is counted as one investor in the Company.
     (b) Each Member other than Holding Company represents and warrants as follows as of the Effective Date:
     (i) If such Member is a legal entity, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and if such Member is a natural person, he has the legal capacity to enter into this Agreement.
     (ii) The execution and delivery of this Agreement and all other Transaction Documents required to be executed by such Member hereunder have been duly and validly authorized by all necessary actions of such Member and shall constitute the legal, valid and binding obligations of such Member enforceable against such Member in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     (iii) No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by such Member in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.
     (iv) Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which such Member is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to such Member or by which such Member or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon such Member or its assets.

     (v) The Member is acquiring the Membership Units to be received by such Member for its own account and not with the view to the sale or distribution of the same or any part thereof in violation of the Securities Act.
     (vi) The Member understands that the Membership Units to be issued to such Member will not be registered under the Securities Act or the securities laws of any state by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws.
     (vii) The Member understands that, for the reasons set forth in clause (vi) above, (X) the Membership Units may not be offered, sold, transferred, pledged, or otherwise disposed of by the Member except (a) pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, (b) pursuant to a no-action letter issued by the Securities and Exchange Commission to the effect that a proposed transfer of the Membership Units may be made without registration under the Securities Act, together with either registration or an exemption under applicable state securities laws, or (c) upon the Company receiving an opinion of counsel knowledgeable in securities law matters and reasonably acceptable to the Company to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws, and (Y) accordingly, the Member must bear the economic risk of any investment in the Membership Units for an indefinite period of time.
     (viii) The Member is an accredited investor as defined in Rule 501 promulgated under the Securities Act.
     (ix) The Member understands that an investment in the Company involves substantial risks and the Member has had the opportunity to review all documents and information which the Member has requested concerning its investment in the Company and to ask questions of the management of the Company, which questions were answered to the Member’s satisfaction.
     (x) The Member shall execute such other instruments or documents as the Company may deem necessary or desirable in connection with the acquisition of the Membership Units.
     SECTION 11.17. Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of the immediately succeeding sentence, no recourse shall be had for the payment of any loans or other payments due or for any other claim under this Agreement or based on the failure of performance or observance of any of the terms and conditions of this Agreement against any Member (for the avoidance of doubt, including the Board of Managers), any Affiliate of any Member or any principal, partner, member, manager, shareholder, controlling person, officer, director, agent or employee of any of the aforesaid Persons or any of their respective assets other than such Member’s interest in the Company or the Company Assets to which such Member is entitled under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any of such Persons be personally liable for any contributions, loans, payments or claims, or personally liable for any deficiency judgment based thereon or with respect thereto, it being expressly understood that the sole remedies of the Company or any other Member with respect to such amounts and claims shall be against such interest in the Company and the Company Assets to which such Member is entitled and as otherwise expressly set forth in this Agreement, and that all such liability of the aforesaid Persons, except as expressly provided in this Section 11.17, is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement and the admission of each Member to the Company. Notwithstanding the terms of the immediately preceding sentence, nothing contained in this Agreement (including, without limitation, the provisions of this Section 11.17), (i) shall constitute a waiver of any obligation of a Member under this Agreement, (ii) shall be taken to prevent recourse to and the enforcement against such Member’s Membership Units and the Company Assets to which such Member is entitled for all of the respective liabilities, obligations, and undertakings of the aforesaid Persons contained in this Agreement, (iii) shall be taken to limit or restrict any action or proceeding against any of the aforesaid Persons which does not seek damages or a money judgment or does not seek to compel payment of money (or the performance of obligations which would require the payment of money) by any of the aforesaid Persons, or (iv) a waiver of any contractual obligations of any of the aforesaid Persons pursuant to contracts and agreement between any such Person, and the Company.
     SECTION 11.18. Company Name. If, at any time, the Company name shall include the name of, or any trade name used by, a Member or any of its Affiliates, neither the Company nor any other Member shall acquire any right, title or interest in or to such name or trade name.
     SECTION 11.19. Ownership of Company Assets. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as Company property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company.
     SECTION 11.20. Time of the Essence. Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.
     SECTION 11.21. Waiver of Partition. Except as otherwise expressly provided for in this Agreement, no Member shall, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its assets or properties or cause the sale of any Company assets or property, and notwithstanding any provisions of applicable law to the contrary, each Member (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Company, except as expressly provided in this Agreement.
     SECTION 11.22. Calculation of Days. The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified. When the date for performance of any monetary obligation of any Member falls on a non-business day, such obligation need not be performed until the next-following Business Day.

     SECTION 11.23. Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.
     SECTION 11.24. Securities. The Members acknowledge and agree that the Membership Units are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.
     SECTION 11.25. Prevailing Party Attorneys’ Fees. In the event of any dispute, contest, arbitration or litigation between the parties hereto, the prevailing party in such dispute, contest, arbitration or litigation shall be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultant’s fees and reasonable travel and lodging expenses, incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Agreement as of the day and year first above written.

CET ACQUISITION COMPANY LLC a Delaware limited liability company

By:

Name:
Title:

MEMBERS

SCHEDULE A
LIST OF MEMBERS
DATED AS OF ___, 2007

Name and Address of		Number of	Number of
Member	Capital Contribution	Common Units	Preferred Units

SCHEDULE B
PROPERTY PORTFOLIO

	Ownership	Net Rentable
Property	Interest	Area	Address
101 Orchard Ridge	100.0%	102,396	101 Orchard Ridge Drive Gaithersburg, Maryland 20878

1025 Vermont Avenue	100.0%	114,801	1025 Vermont Avenue, NW Washington, D.C. 20005

14700 Lee Road	100.0%	84,652	14700 Lee Road Chantilly, Virginia 20151-1739

1741 Business Center Drive	100.0%	41,358	1741 Business Center Drive Reston, Virginia 20190

Fair Oaks	100.0%	126,949	11200,11202,11208,11216 Waples Mill Road Fairfax, Virginia 22030-7407

Greenbriar	100.0%	111,721	13135 Lee Jackson Highway Fairfax, Virginia 22033-1907

Loudoun Gateway IV	100.0%	102,987	22980 Indian Creek Drive Dulles, Virginia 20166

Meadows IV	100.0%	148,160	4795 Meadow Wood Lane Chantilly, Virginia 20151-2222

Oakton Corporate Center	100.0%	64,648	10467 White Granite Drive Oakton, Virginia 22124

Park Plaza II (Leasehold interest)	100.0%	126,229	2099 Gaither Road Rockville, Maryland 20850-4044

Patrick Henry Corporate Center	100.0%	98,883	12350 Jefferson Ave Newport News, VA 23602-6951

Sherwood Plaza	100.0%	92,960	9990 Lee Highway Fairfax, Virginia 22030-1704

King Street	50.0%	149,080	1800 Diagonal Road Alexandria, Virginia 22314-2840

Madison Place	50.0%	107,960	500 Montgomery Street Alexandria, Virginia 22314 – 1565

	Ownership	Net Rentable
Property	Interest	Area	Address
Barlow Building	40.0%	270,480	5454 Wisconsin Avenue Chevy Chase, Maryland 20815-6901

Georgetown Plaza (Leasehold interest)	40.0%	148,330	2233 Wisconsin Avenue, NW Washington, D.C. 20007

Atrium Building	37.0%	138,507	277 South Washington Street Alexandria, Virginia 22314-3646

Suffolk Building	36.5%	257,425	5611 Columbia Pike Falls Church, Virginia 22041-5051

Independence Center	14.7%	275,002	15036 Conference Center Drive Chantilly, Virginia 20151-3848

Independence Center II	8.1%	115,368	15040 Conference Center Drive Chantilly, Virginia 20151

Victory Point	10.0%	147,743	14200 Park Meadow Drive Chantilly, Virginia 20151-2219

1575 Eye Street	9.2%	210,372	1575 Eye Street, NW Washington, D.C. 20005-1105

Stafford Commerce Center (Contract Property)	100.0%	149,145	10,16,24 & 25 Center Street Stafford, VA 22554

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SCHEDULE C
REPORTING REQUIREMENTS
(To be agreed to by Management and Holding
Company before Effective Date)

SCHEDULE D
MAJOR DECISIONS
     (a) the approval and/or modification of all budgets (capital, operating, development or otherwise and leasing parameters), acquisition diligence procedures, and the authorization by the Company or any Subsidiary Entity of unbudgeted expenditures on an annual basis in excess of 10% of the approved operating and capital expense budgets for any property;
     (b) the form of lease or agreement related to the use of space to be used by the Company and/or each Subsidiary Entity and the form and substance of each lease (or series of related releases) proposed to be entered into by the Company or any Subsidiary Entity (i) in excess of 25,000 square feet (each, a “Major Lease), and any material amendment, material modification, termination or consent to assignment of a Major Lease (unless expressly permitted pursuant to the terms of a Major Lease) or (ii) not in material compliance with approved leasing parameters;
     (c) the approval of final plans and specifications for any renovation or redevelopment of all or any portion of a property (i) with budgeted costs in excess of $10,000,000, or (ii) which materially affects the appearance, value or use of a property;
     (d) the institution or settlement with respect to any lawsuit, claim, counterclaim or other legal proceeding (except for a lawsuit against CET Acquisition Company LLC in order to enforce its Guarantee) by or against the Company or any Subsidiary Entity (including, without limitation, condemnation proceedings) with respect to matters in which the Company or any Subsidiary Entity may admit to criminal liability or penalty or an amount at risk to the Company or any Subsidiary Entity in excess of $50,000 in the aggregate, including, without limitation, confessing a judgment against the Company or any Subsidiary Entity, accepting the settlement, compromise or payment of any claim asserted against the Company, any Subsidiary Entity, or any of the property and assets of the Company or any Subsidiary Entity;
     (e) the acquisition of any additional real property (or interests therein) by the Company or any Subsidiary Entity;
     (f) the sale, transfer, assignment, conveyance, exchange or disposition of any property or the Company Assets (other than personal property which may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business);
     (g) the commitment by the Company or any Subsidiary Entity to accept, enter into or refinance, whether as borrower or lender, any loan, or the material modification or amendment of any loan, or the mortgaging, pledge or encumbrance of all or any part of any property or any interest of the Company or any Subsidiary Entity, as security for indebtedness incurred on behalf of the Company, any Subsidiary Entity or otherwise, or the material modification or amendment of any such mortgage, pledge or encumbrance (other than drawing down approved credit lines in the ordinary course of business pursuant to approved budgets);

     (h) changing the nature of the business of the Company or any Subsidiary Entity or permitting the Company or any Subsidiary Entity to enter into any business other than or in addition to that contemplated by this Agreement;
     (i) filing a petition for relief under the United States Bankruptcy Code, as amended, with respect to the Company or any Subsidiary Entity, making an assignment for the benefit of creditors, applying for the appointment of a custodian, receiver or trustee for the Company, any Subsidiary Entity or any of the Company Assets or any Subsidiary Entity, consenting to any other bankruptcy or similar proceeding, consenting to the filing of such proceeding or admitting in writing the inability of the Company or any Subsidiary Entity to pay its debts generally as they become due;
     (j) changing the name of the Company or any Subsidiary Entity;
     (k) issuing guaranties or otherwise becoming responsible on behalf of the Company or any Subsidiary Entity of obligations of any Person whether or not in connection with the operation, improvement, management and maintenance of any property other than (i) the issuance of customary “non-recourse carve out” guaranties on behalf of any Subsidiary Entity in connection with approved financings and (ii) guaranties, indemnities and assurances not exceeding $1,000,000 in the aggregate provided to utility companies, municipalities and other governmental and quasi-governmental entities in the ordinary course of business;
     (l) causing the formation of any entity owned (in whole or in part) or controlled (directly or indirectly) by the Company or any Subsidiary Entity, except for wholly owned subsidiary entities formed for the ordinary conduct of business;
     (m) making investments other than as expressly approved in an annual plan or budget other than for short-term cash management;
     (n) in the event of a material condemnation of a property, electing to restore or not to restore any property;
     (o) all decisions with respect to tax matters (but excluding contests of real estate taxes) which matters could reasonably be anticipated to have a material adverse effect upon Holding Company, or any direct or indirect owner of an interest in Holding Company;
     (p) entering into, assigning, extending, amending, modifying, canceling or waiving material rights under any agreement with any Person in which an officer of the Company or any Subsidiary Entity or any Person related to an officer of the Company or any Subsidiary Entity directly or indirectly owns a controlling interest, and all material decisions on behalf of the Company or any Subsidiary Entity in connection with any such agreement;
     (q) the exchange or subdivision of, or grant of an option with respect to, all or any portion of a property, and the acquisition of any option with respect to the purchase of any real property or interest therein;
     (r) the selection, removal or replacement of the Accountants, the removal or replacement of property managers and leasing agents, making any material accounting decisions

2

for the Company or any Subsidiary Entity; and approving financial statements prepared by the Company’s or any Subsidiary Entities’ auditors;
     (s) approving the property insurance program (property, liability and otherwise) for the Company or any Subsidiary Entity;
     (t) the entering into (including approval of the terms and conditions thereof), assignment, cancellation, termination, extension, modification or amendment by the Company or any Subsidiary Entity of (i) any service, maintenance or other contract for the provision or delivery of goods, supplies or services with respect to a property unless such contract either (A) has a term of two (2) year or less, or (B) is cancelable on thirty (30) days’ notice without penalty, or (ii) any contract pursuant to which the Company or any Subsidiary Entity will incur any obligation in excess of $500,000 or which has a term exceeding two (2) years, notwithstanding the fact that the making of such expenditure was approved in an annual plan or budget;
     (u) any merger or consolidation of the Company or any Subsidiary Entity with or into any Person or entering into a joint venture with any Person;
     (v) approving the admission to the Company of a successor or an additional Member or the issuance of any additional interests in the Company or any Subsidiary Entity;
     (w) approving the admission to a Subsidiary Entity of any member, shareholder, partner or other owner of an ownership interest;
     (x) exercising any “exit strategy” on behalf of the Company or any Subsidiary Entity including, without limitation, buy/sell rights, rights of first offer and/or rights of first refusal, and making material elections with respect to any “exit strategy” on behalf of the Company or any Subsidiary Entity (whether such “exit strategy” was exercised by or on behalf of the Company or any Subsidiary Entity);
     (y) any decisions with respect to the liquidation of the Company or any Subsidiary Entity other than those of a ministerial nature;
     (z) hiring, firing and establishing the terms and conditions of employment of the chief executive officer, the chief financial officer, director of asset management, director of acquisitions, and the chief accounting officer, including without limitation bonus awards;
     (aa) entering into, assigning, extending, amending, modifying or canceling any (i) employment agreement or any employee benefit plan which obligates the Company or any Subsidiary Entity for more than 1 year or which is otherwise non-routine, or (ii) change of control agreement or tax gross up arrangement or other similar agreement or arrangement, or (iii) labor contract, or (iv) any defined benefit pension plan or retiree benefit plan; and
     (bb) issuing any equity awards of the Company or any Subsidiary Entity.

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SCHEDULE E
PROPERTIES CONTRIBUTED BY HOLDING COMPANY

Property and Address	Fair Market Value

Barlow Building
5454 Wisconsin Avenue
Chevy Chase, MD 20815-6901

Independence Center
15036 Conference Center Drive
Chantilly, VA 20151-3848

Independence Center II
15040 Conference Center Drive
Chantilly, VA 20151

Victory Point
14200 Park Meadow Drive
Chantilly, VA 20151-2219

EXHIBIT A
FAIR MARKET VALUE DETERMINATION
     Unless the Holding Company and the Representative mutually agree otherwise or except as otherwise provided in this Agreement, the Fair Market Value of the Company Assets shall be determined on the date specified in this Agreement as follows:
     (i) Within ten (10) days after the Company receives notice of an event which triggers determination of Fair Market Value, Holding Company and a representative of the CET Common Members entitled to receive Fair Market Value (the “Representative”) shall negotiate in good faith to reach a mutual agreement on the Fair Market Value of the Company Assets. If no agreement is reached at the expiration of such ten (10) day period, each of Holding Company and the Representative shall designate an appraiser by written notice to the other within three (3) Business Days following the expiration of such ten (10) day period, specifying in such notice the name and address of such appraiser. Each party shall cause its designated appraiser to appraise the Company Assets for the purpose of determining the Fair Market Value thereof in accordance with this Agreement. Each such determination shall be set forth in a narrative appraisal submitted to the Representative and Holding Company not later than forty-five (45) days after such designation. The Representative shall be designated by the holders of a majority of the CET Common Units.
     (ii) If either party shall not have designated an appraiser within the three (3) Business Day period following the ten (10) day period described above, and if such party shall not designate an appraiser within an additional period of five (5) days after being given written notice reminding such party that the aforesaid ten-day period has expired and that such party has not designated an appraiser, then the determination of the Fair Market Value of the Company Assets by the appraiser designated by the other party shall be binding upon the parties. If each party shall have designated an appraiser as provided in this subsection (ii), but neither of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period, then such period of time shall be extended for successive periods of ten (10) days each until one or both appraisals have been submitted to both parties. If each party shall have designated an appraiser as provided in this subsection (ii), but only one of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period (as such period may have been extended pursuant to the immediately preceding sentence), then the determination of the Fair Market Value of the Company Assets by that appraiser shall be binding upon the parties.
     (iii) If the determinations of the Fair Market Value of the Company Assets by the aforesaid two appraisers do not differ by more than ten percent (10%) of the lower of the two determinations, then the arithmetic average of those two determinations shall be the Fair Market Value. Otherwise, the parties shall promptly direct the two appraisers to consult with one another for the purpose of jointly designating a third appraiser. If a third appraiser has not been so designated within five (5) days after such direction, then the parties shall request the designation of a third appraiser by the American Institute of Real Estate Appraisers (or any other organization which is successor to the American Institute of Real Estate Appraisers and mutually acceptable to Management and Holding Company). The third appraiser shall not review the two narrative appraisals prepared by the other two appraisers unless and until such third appraiser has prepared its own narrative appraisal of the Fair Market Value of the Company Assets. The Fair Market Value shall be the arithmetic average of the Fair Market Value of the Company Assets of the two appraisals which are closest together in amount.
     (iv) Each appraiser designated pursuant to this provision shall be a duly licensed appraiser in the applicable jurisdictions where Company Assets are located, shall be a certified member of the American Institute of Real Estate Appraisers (or any equivalent organization) and shall have at least ten (10) years continuous experience in appraising properties comparable to the Company Assets in the market area in which the Company Assets are located. The fees and expenses of the appraisers referred to herein shall be paid by the Company.
     (v) Each appraiser shall determine the Fair Market Value of the Company Assets to an all cash purchaser in an “arms length” transaction as of the date of determination. Each such determination shall consider such Company Assets as being free and clear of encumbrances, with due consideration for both the improvements existing on or forming a part of the Company Assets and the use of such Company Assets as commercial buildings.

EXHIBIT B
GUARANTEE
     Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. (the “Guarantor”) unconditionally and irrevocably guarantees the due payment and timely performance by CET Acquisition Company LLC (the “Subsidiary”) of its obligations, covenants and agreements relating to the funding of the PIH Redemption Price contained in Section 3.1 of the Limited Liability Company Agreement of SSPF/CET Operating Company LLC (“Operating Company”) dated as of ___(the “LLC Agreement”) among the Subsidiary and the Members (as defined therein). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the LLC Agreement.
     1. This is a guarantee of payment and performance and the Guarantor acknowledges and agrees that, except as provided in paragraph 5, this guarantee is full and unconditional, and no release or extinguishment of Subsidiary’s obligations or liabilities (other than in accordance with the terms of the LLC Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by the Guarantor.
     2. The Guarantor hereby waives, for the benefit of Operating Company, any right to require it as a condition of payment or performance by the Guarantor, to proceed against the Subsidiary or pursue any other remedy whatsoever. The Guarantor acknowledges that it has derived a financial advantage from this Guarantee.
     3. This Guarantee shall be a continuing guaranty and shall remain in full force and effect until terminated as provided in the next sentence. Notwithstanding anything to the contrary contained herein, this Guarantee shall terminate and be of no further force or effect on payment in full of the PIH Redemption Price.
     4. The Guarantor understands that the Operating Company is relying on this Guarantee in entering into the LLC Agreement and may enforce this Guarantee as if the Guarantor was a party thereto.
     5. The following shall constitute representations and warranties of the Operating Company and the Operating Company hereby acknowledges that Guarantor executes this Guarantee in reliance thereon and that Guarantor shall have no obligation or duty to perform under this Guarantee if the Operating Company’s representations are not true on the date this Guarantee is executed. The Operating Company represents and warrants that either:
     (i) It is not a “party in interest” (as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a “disqualified person” (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Party in Interest”) with respect to the General Motors Hourly-Rate Employees Pension Plan, or the General Motors Retirement Program for Salaried Employees (each a “10% Plans”), or

     (ii) If Operating Company is a Party in Interest that: (A) neither Operating Company nor its “affiliate” (as defined in Section V(c) of Prohibited Transaction Class Exemption 84-14 (“PTCE 84-14”) “Affiliate”) has the authority to either: (A) appoint or terminate JP Morgan Chase Bank, N.A. (“JPMCB”) as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14) of the assets invested in Guarantor of the 10% Plan with respect to which Operating Company or its Affiliate is a Party in Interest; or (B) negotiate the terms of the management agreement with JPMCB, including renewals or modifications thereof, on behalf of such 10% Plan.
     6. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile transmission) and shall be given,
If to the Guarantor to:
J.P. Morgan Investment Management, Inc.
245 Park Avenue
New York, NY 10167
Attention: Nathaniel R. Daly
Fax: (212-648-2104
with a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Martin H. Neidell
Fax: (212) 806-7836
If to Operating Company to:
Columbia Equity Trust, Inc.
1750 H Street, NW
Washington, D.C. 20006
Attention: Oliver T. Carr III
Fax: (202) 303-3078
with a copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: David C. Wright
Fax: (804) 788-8218

     7. This Guarantee may not be amended, modified or rescinded except by an instrument in writing signed by the Guarantor and Operating Company.
     8. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     9. If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Sellers. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Operating Company and Guarantor shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
     10. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof. This Guarantee shall not be assigned by operation of law or otherwise.

     11. The Guarantor waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Guarantee or the transactions contemplated hereby. The Guarantor hereto certifies that no representative, agent or attorney of Guarantor has represented, expressly or otherwise, that Guarantor would not, in the event of litigation, seek to enforce that foregoing waiver.
Date:                     , 2007

Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A.

By: JPMorgan Chase Bank, N.A., as Trustee

By:

Nathaniel R. Daly, Vice President

Section 5 is hereby agreed to:

SSPF/CET Operating Company LLC

By: